UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Dear Shareholder:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders to be held on Friday, May 7, 2010 at 9:30 a.m., Eastern Daylight Time, at our principal executive offices located at the address shown above.

In addition to addressing the matters described in the attached notice of annual meeting and proxy statement, we will use the meeting as an opportunity to report on our recent activities. You will be able to ask questions and to meet your company’s directors and senior leadership team.

Your vote is important. Whether or not you plan to attend the annual meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. The proxy statement explains how to vote.

Thank you for your continued support of Equifax.

Sincerely yours,

Richard F. Smith

Chairman and Chief Executive Officer

March 24, 2010

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

March 24, 2010

Time:	9:30 a.m. Eastern Daylight Time
Date:	May 7, 2010
Place:	Equifax Inc.
1550 Peachtree Street, N.W.
Atlanta, Georgia

Purpose: To consider and act upon the following proposals:

1.	To elect the four directors named in this proxy statement, each for a one-year term (page 12 of this proxy statement);

2.	To ratify the appointment of Ernst & Young LLP as our principal independent registered public accounting firm for 2010 (page 16 of this proxy statement); and

3.	To conduct such other business as may properly come before the meeting or any adjournment thereof.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted for the election as directors of the persons nominated in the accompanying proxy statement and for ratification of the appointment of Ernst & Young LLP.

Shareholders of record at the close of business on March 2, 2010 are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

It is important that your shares be represented and voted, whether or not you plan to attend the meeting. If you accessed the attached proxy statement through the Internet after receiving a notice of Internet availability of proxy materials by e-mail or regular mail, you may cast your vote by telephone or over the Internet by following the instructions in the notice. If you received the proxy statement by regular mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card. Due to recent rule changes by the New York Stock Exchange, or NYSE, brokers will not be able to vote their customers’ shares for the election of directors unless customers return voting instructions. Therefore, if your shares are held in street name by your bank or broker, it is important for you to return your voting instructions in order that your shares are voted for the election of directors.

By order of the Board of Directors,

Dean C. Arvidson

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders to be held on May 7, 2010:

This proxy statement, along with our Annual Report on Form 10-K for the year ended December 31, 2009 and the 2009 Annual Report to Shareholders, are available at www.equifax.com/investor_center/financial_snapshot/en_us.

i

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

(404) 885-8000

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

Friday, May 7, 2010

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to shareholders of Equifax Inc. (“Equifax” or “Company”) on or about March 24, 2010 in connection with the solicitation of proxies by the Board of Directors for Equifax’s Annual Meeting of Shareholders (the “2010 Annual Meeting”) to be held on Friday, May 7, 2010 at 9:30 a.m. Eastern Daylight Time, at our principal executive offices at the address shown above. Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders to be held on May 7, 2010: this proxy statement, along with our Annual Report on Form 10-K for the year ended December 31, 2009 and the 2009 Annual Report to Shareholders, are available at www.equifax.com/investor_center/financial_snapshot/en_us.

Directors, officers and other Equifax associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. Equifax has retained Laurel Hill Advisory Group, LLC to assist in soliciting proxies for a fee not to exceed $6,500 plus expenses. The cost of soliciting proxies will be borne by Equifax.

Shareholders Entitled to Vote; Attendance at the Meeting

Shareholders of record on the close of business on March 2, 2010 are entitled to notice of and to vote at the meeting. As of such date, there were 126,249,327 shares of Equifax common stock outstanding, each entitled to one vote.

If shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a current bank or brokerage account statement, to be admitted. Equifax also may request appropriate identification as a condition of admission.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that, under New York Stock Exchange, or NYSE rules, brokers have the authority to vote in the absence of timely instructions from the beneficial owners are treated as present for purposes of determining a quorum.

With respect to Proposal 1, directors are elected by a majority of the votes cast at the meeting in uncontested elections, such as the one at the 2010 Annual Meeting. A majority of the votes cast in the election of directors means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Therefore, abstentions and shares (if any) for which, under NYSE rules, brokers do not have the authority to vote in the absence of instructions from beneficial owners (“broker non-votes”) will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote for directors. If an incumbent director/nominee fails to receive a majority of the votes cast in an uncontested election, the director must submit his or her resignation. The Board will then consider what action is to be taken with respect to the resignation. We will publicly disclose the Board’s decision.

Approval of Proposal 2, to ratify the appointment of our independent registered public accounting firm for 2010, requires the affirmative vote of a majority of the votes cast at the meeting. Under NYSE rules, brokers that do not receive instructions on how to vote on Proposal 2 may cast those votes in their discretion. Under Georgia law, in determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not affect the outcome of the vote.

How to Vote

Shareholders of record.    Shareholders of record may attend and cast their votes at the meeting. In addition, shareholders of record may cast their vote by proxy and participants in the Equifax plans described below may submit their voting instructions by:

(1)	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

(2)	using the toll-free telephone number listed on the enclosed proxy card; or

(3)	signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope.

Votes cast through the Internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various Equifax plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card.

Beneficial owners.    If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, including the election of directors, we urge all shareholders whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Equifax Plans”).    Participants in the Equifax Plans may instruct the applicable plan trustee how to vote all shares of Equifax common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. Eastern Daylight Time on May 5, 2010. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the 2010 Annual Meeting.

Revocation of Proxies

A proxy given by a shareholder of record may be revoked at any time before it is voted at the meeting by submitting a new proxy with a later date, voting in person at the meeting, or sending written notice of revocation to: Equifax Inc., 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, attention: Corporate Secretary.

If you are the beneficial owner of shares held in “street name,” you may submit new voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the 2010 Annual Meeting in the manner described above under the heading “How to Vote.”

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Multiple Equifax shareholders who share an address may receive only one copy of this proxy statement and the 2009 Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and the 2009 Annual Report to any Equifax shareholder who resides at a shared address, to which a single copy of the documents was delivered, if the shareholder makes a request by contacting the Office of Corporate Secretary, Equifax, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000, or Internet at corpsec@equifax.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

The Board oversees, counsels and directs management in the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

•	selecting and evaluating the performance of the CEO and other senior executives;

•	planning for succession with respect to the position of Chairman and CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives, strategic and operating plans and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

Our Board of Directors is comprised of ten members, divided into two classes of three directors each and one class of four directors, with the directors in each class serving three-year terms and with the terms of office of one class expiring at each annual meeting of shareholders. Under our amended Articles of Incorporation and Bylaws approved by our shareholders at the 2009 Annual Meeting, our Board is transitioning from a classified board to a declassified board. The declassification will begin with the election of Class III directors for a one-year term at the 2010 Annual Meeting, and will continue to take place as follows: at the 2011 Annual Meeting, Class II and Class III directors will be elected to a one-year term; and at the 2012 Annual Meeting (and at each annual meeting of shareholders thereafter), all directors will be elected for a one-year term, at which time the classifications will be eliminated.

The Board has determined that 10 to 12 directors is its appropriate current size. The Board believes this range is sufficient to ensure the presence of directors with diverse experience and skills, without hindering effective decision-making or diminishing individual responsibility. The Board also believes this range is flexible enough to permit the recruitment, if circumstances so warrant, of any outstanding director candidate in whom the Board may become interested. The Governance Committee periodically reviews the size of the Board and recommends changes as appropriate.

Leadership Structure of the Board

In accordance with our bylaws, the Board elects our CEO and our Chairman of the Board, and each of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or another, on whether the roles of the Chairman and the CEO should be separate and, if it is to be separate, whether the Chairman should be selected from among the non-employee directors or be an employee. If the Chairman is not an independent director, however, the Guidelines require that a Presiding Director shall be recommended by the Governance Committee and elected by a majority of independent directors. The Governance Committee charter provides that it shall recommend to the Board the corporate governance structure of the Company.

The Chairman of the Board is responsible for chairing Board and shareholder meetings, setting the agenda for Board meetings and providing information to the Board members in advance of meetings and between meetings. Pursuant to Equifax’s Guidelines, the duties of the Presiding Director include acting as liaison with the CEO, chairing executive sessions of the Board, and communicating consolidated feedback, as appropriate, from those meetings to the CEO, although all directors continue to interact directly with the CEO, provide input on presentations by management at Board and Committee meetings, and have complete access to our management and employees.

The Governance Committee and the Board have determined that our current Board structure, combining the principal executive officer and board chairman positions and utilizing a Presiding Director, is the most appropriate leadership structure for Equifax and its shareholders. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the independent directors, and continuity of leadership. Each director has an equal stake in the Board’s actions and accountability to the Company and its shareholders, and the Company’s existing corporate governance practices achieve independent oversight and management accountability. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes that the CEO is the director best qualified to act as Chairman of the Board and to lead Board discussions regarding the performance of the Company.

The Company’s governance practices provide for strong independent leadership, independent discussion among directors, and independent evaluation of, and communication with, members of our senior leadership team. These governance practices are reflected in the Guidelines and the various charters of the Board Committees which are described below. Some of the relevant practices include:

•	The annual election by the independent directors of a Presiding Director with clearly defined leadership authority and responsibilities.

•	At each regularly scheduled Board meeting, the non-management directors meet in executive session and deliberate on matters such as CEO succession planning and performance.

•

Eight of our 10 directors are independent, which is substantially above the NYSE requirement that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. All of our Board Committees are comprised of independent directors.

•	The Company is phasing in the annual election of each director by our shareholders to enhance accountability to our shareholders.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide risk management program which is designed to support the achievement of our organizational and strategic objectives, to identify and manage risks, to improve long-term organizational performance and to enhance shareholder value. On an annual basis, the Board (1) performs an enterprise risk assessment with management to review the principal risks facing the Company, monitor the steps management is taking to map and mitigate these risks; and (2) sets the level of risk appropriate for the Company (the “risk appetite”) in business strategy reviews. Risks are assessed throughout the business, focusing on three primary areas: financial risk, operational/strategic risk and ethical/legal/compliance risk. The CEO and our senior leadership team receive comprehensive periodic reports on the most significant risks from the head of our internal audit function. Each business unit and corporate support unit has primary responsibility for assessing risks within their respective areas of responsibility and mitigating those risks.

In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Audit Committee reviews risks related to financial reporting; discusses material violations, if any, of Company ethics and compliance policies brought to its attention; considers the Company’s annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year; and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. The Compensation, Human Resources & Management Succession Committee reviews compensation, human resource and management succession risks. The Governance Committee focuses on corporate governance risks, including evaluation of our leadership and risk oversight structure to ensure that it remains the optimal structure for our Company and shareholders. The recently created Technology Committee enhances the Board’s focus on technology-related risks and opportunities.

The Board believes that the administration of the Board’s risk oversight function has not affected its leadership structure. In reviewing the Company’s compensation programs, the Compensation, Human Resources & Management Succession Committee has reviewed whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

The Board’s Role in CEO and Executive Succession Planning

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. Board members are expected to have a thorough understanding of the characteristics necessary for a CEO to execute a long-term strategy that optimizes operating performance, profitability and shareholder value creation. As part of its responsibilities under its charter, the Compensation, Human Resources & Management Succession Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is accelerated, and strategic talent is leveraged to focus on current and new business imperatives. The ongoing succession process is designed to reduce vacancy, readiness and transition risks and develop strong leadership quality and executive bench strength. The specific criteria for the CEO position are aligned with our long-term Growth Playbook, and succession and development plans are monitored for each of the CEO’s direct reports, including high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Corporate Vice President and Chief Human Resources Officer. The Committee and the Board also review the foregoing in executive session on a regular basis.

Meetings of the Board and its Committees

During 2009, the Board held six meetings; the Audit Committee met eight times; the Compensation, Human Resources & Management Succession Committee met seven times; the Finance Committee met five times; and the Governance Committee met four times. All directors and director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served. The Board also believes that it is important for directors to make themselves available to our shareholders by attending the Annual Meeting in the absence of an unavoidable scheduling conflict or other valid reason. All directors then serving attended our 2009 Annual Meeting.

Board Committees

The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. The Board currently has five committees, all of which are composed of independent directors as defined in the NYSE rules (the former Finance Committee included one management director, our CEO). Each committee operates pursuant to a written charter which is available as described below “Corporate Governance Guidelines” on page 7. Below is a table showing the current members of each committee.

Director	Executive	Audit	Compensation, Human Resources & Management Succession	Finance(1)	Governance	Technology(2)
William W. Canfield
James E. Copeland, Jr.	x	Chair
Robert D. Daleo	x	x		Chair
Walter W. Driver, Jr.					x
Mark L. Feidler		x				x
L. Phillip Humann	Chair		Chair		x
Siri S. Marshall	x		x		Chair
John A. McKinley				x		Chair
Richard F. Smith				x
Mark B. Templeton			x			x

1	The Finance Committee was discontinued effective February 5, 2010.
2	The Technology Committee was formed on February 5, 2010 and therefore did not meet in 2009.

The Audit Committee has sole authority to appoint, review and discharge our independent registered public accounting firm. The committee reviews and approves in advance the services provided by our independent registered public accounting firm, reviews and discusses the independence of that firm, oversees the internal audit function, reviews our internal accounting controls and financial reporting process, and administers our Code of Ethics and Business Conduct. The committee reviews the Company’s guidelines and policies related to enterprise risk assessment and risk management, and management’s plan for risk mitigation or remediation. The committee meets separately with the internal and external auditors to ensure full and frank communications with the committee. The Board has determined that Messrs. Copeland, Daleo and Feidler are each “financially literate” under the NYSE rules and an “audit committee financial expert” under the SEC rules.

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and is recommending that our shareholders approve this selection at the Annual Meeting. See Proposal 2 on page 16 and the Audit Committee Report on page 18.

The Compensation, Human Resources & Management Succession Committee, sometimes referred to in this proxy statement as the “Compensation Committee,” determines the compensation for our executive officers, establishes our compensation policies and practices, and reviews annual performance under our employee incentive plans. The committee also advises management and the Board on succession planning and other significant human resources matters. See the “Report of the Compensation, Human Resources & Management Succession Committee” on page 35.

The Compensation Committee makes all compensation decisions for the Named Executive Officers, or NEOs, listed in the Summary Compensation Table on page 36, and approves recommendations regarding equity awards to all executive officers required to file reports under Section 16(a) of the Securities Exchange Act of 1934, whom we refer to as our Section 16 Officers.

Role of Compensation Committee and Management in Determining Executive Compensation. The CEO annually reviews the performance of each other NEO. The CEO’s performance is reviewed by the Committee with input from the non-employee members of the Board. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee for approval. Members of management play various additional roles in this process:

•

The CEO makes recommendations to the Committee regarding executive salary merit increases and compensation packages for the NEOs (other than himself) based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

•

The Chief Human Resources Officer and her staff provide the Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program.

•

The CFO provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and in certifying to the Committee the actual attainment of corporate financial goals for the preceding year.

•	The Corporate Secretary attends meetings to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

The Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations deemed appropriate by the Committee. Although members of our management team participate in the executive compensation process, the Committee also meets regularly in executive session without any members of the management team present. The Committee makes the final determination of the executive compensation package provided to each of our NEOs, with input from the non-employee members of the Board in executive session with respect to the CEO’s compensation.

Compensation Consultant Services and Fees. The Committee has the sole authority from the Board for the appointment, compensation and oversight of the Company’s outside compensation consultant. During 2009, the Committee engaged Hewitt Associates LLC, or Hewitt, an outside global human resources consulting firm, to provide consulting advice with respect to compensation for NEOs as well as for other Section 16 Officers. During 2009, Hewitt was asked to:

•	provide market benchmark information;

•	advise the Committee on peer group selection, compensation deductibility, proxy disclosure review, compensation “claw back” policies, stock ownership guidelines and CEO evaluation process;

•	provide regulatory and governance guidance;

•	assist the Committee in determining appropriate levels of compensation for the CEO, the other NEOs and other members of the senior leadership team; and

•	attend all meetings of the Committee upon invitation and participate in executive sessions of the Committee without management present.

During 2009, Equifax paid Hewitt $255,011 for executive compensation services and $365,934 for other services related to referrals of business to Equifax’s TALX business unit. The decision to pay Hewitt referral fees was made by TALX management prior to its acquisition by Equifax in 2007 and was not approved by the Compensation Committee or the Board of Equifax, although the Committee received regular updates during 2009 on these other fees. Based on policies and procedures implemented by the Committee and Hewitt to ensure the objectivity of Hewitt’s individual executive compensation consultants, the Committee believes that the referral fees were on terms similar to those provided to other companies in the normal course of business, and that the consulting advice it received from Hewitt was objective and not influenced by Hewitt’s other relationships with the Company. Effective January 29, 2010, Hewitt spun-off part of its North American Executive Compensation business into a new and independent consulting firm, Meridian Consulting Partners LLC. As a result, the Committee’s executive compensation consultant was completely independent as of January 29, 2010.

The Executive Committee is authorized to exercise the powers of the Board in managing our business and property during the intervals between Board meetings, subject to Board discretion and applicable law.

The Finance Committee assisted the Board with respect to material financing transactions, evaluation of acquisition and divestiture transactions, and reviews our financial goals and strategies, including any proposed material changes to capital structure or financial policies. The various functions of the committee were assumed by the full Board and the Audit Committee on February 5, 2010.

The Governance Committee reviews and makes recommendations to the Board regarding nominees for director; recommends to the Board, and monitors compliance with, our Governance Guidelines and other corporate governance matters; conducts an annual review of the effectiveness of our Board; makes recommendations to the Board with respect to Board and committee organization, membership and function; and exercises oversight of Board compensation. Our process for receiving and evaluating Board member nominations from our shareholders is summarized under the captions “Director Qualifications and Nomination Process” on page 9 and “Shareholder Proposals or Director Nominations for 2011 Annual Meeting” on page 53.

The Technology Committee was formed in February 2010 and assesses our technology development strategies and makes recommendations to the Board as to scope, direction, quality, investment levels and execution of technology strategies; oversees the execution of technology strategies formulated by management and technology risk and opportunities; provides guidance on technology as it may pertain to, among other things, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies.

Corporate Governance Guidelines

The Board has adopted a Mission Statement and Guidelines on Significant Corporate Governance Issues, or Guidelines. The Governance Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it deems necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

Among other matters, the Guidelines include the following items concerning the Board:

•

Non-management directors shall retire at the next Board meeting following the director’s 72nd birthday, unless requested by the Board to stay. Directors who are employees of Equifax in the normal course resign from the Board when their employment ceases or they reach age 65, absent a Board determination that it is in the best interests of the Company for the employee to continue as a director.

•	Directors are limited to service on five public company boards other than our Board.

•	The CEO reports at least annually to the Board on succession planning and management development.

•	The Presiding Director and the Chair of the Governance Committee manage a process whereby the Board and its members are subject to an annual evaluation and self-assessment.

Our Guidelines are posted at www.equifax.com/about_equifax/governance_principals/en_us.

Code of Ethics

We have adopted codes of ethics and business conduct applicable to our directors, officers and employees, available at www.equifax.com/about_equifax/corporate_governance/en_us, or in print upon request to the Corporate Secretary at the above address. Any amendment or waiver of a provision of these codes of ethics or business conduct that applies to any Equifax director or executive officer will also be disclosed on this website.

Director Independence

Pursuant to New York Stock Exchange rules, the Board affirmatively determines the independence of each director nominee in accordance with the Guidelines. The Guidelines include categorical director independence standards which are consistent with the NYSE rules and require that a majority of the Board be comprised of independent directors. A copy of our Director Independence Standards is attached as Appendix A to this proxy statement.

Based on these standards, the Board has affirmatively determined that each of the following eight non-employee directors is independent and has no material relationship with Equifax, except as a director and shareholder of Equifax: James E. Copeland, Jr., Robert D. Daleo, Walter W. Driver, Jr., Mark L. Feidler, L. Phillip Humann, Siri S. Marshall, John A. McKinley and Mark B. Templeton. Richard F. Smith and William W. Canfield were not deemed independent directors because they are also executive officers of Equifax.

The Board considered and reviewed a limited number of commercial transactions undertaken in the ordinary course of our business with businesses and charities where our directors serve as officers or directors. As noted in the following paragraph, each of these transactions is significantly below the thresholds set forth in the categories of immaterial relationships described in our Director Independence Standards.

Review of Related-Person Transactions

Equifax has adopted a written policy for approval or ratification of transactions between the Company and its directors, director nominees, executive officers, beneficial owners of more than 5% of our outstanding common stock, and their respective family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of Equifax. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate: the extent of the related person’s interest in the transaction; whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances; the benefits to Equifax; the availability of other sources for comparable products or services; and the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

In the ordinary course of business, Equifax and its subsidiaries may have transactions with companies and organizations whose executive officers are also Equifax directors. The independent directors listed above are affiliated with companies that have business relationships with Equifax. The Board has determined under its Director Independence Standards that none of these relationships is material, individually or in the aggregate, and such relationships do not prevent the directors from being independent directors. In the opinion of management, the terms of such arrangements and other services are fair and reasonable and as favorable to Equifax and its subsidiaries as those which could have been obtained from unrelated third parties at the time of their execution. In each case, Audit Committee approval or ratification was obtained in accordance with our related party transaction approval policy and practices. See “Certain Relationships and Related Transactions” on page 52.

Communicating with Directors

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Presiding Director, the Board’s non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, 1550 Peachtree Street, N.W., Atlanta, Georgia 30309. All concerns related to audit or accounting matters will be referred to the Board’s Audit Committee.

Director Qualifications and Nomination Process

The Governance Committee of our Board is the standing committee responsible for selecting the slate of director nominees for election by our shareholders. The Committee recommends those nominees to the full Board for approval. In the past, our Governance Committee has utilized the services of a third party search firm to assist in the identification and evaluation of potential director nominees. The Committee may engage such firms to provide such services in the future, as it deems appropriate.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, and the ability to devote sufficient time to carry out the duties of an Equifax director. The Committee and the Board consider whether the candidate is independent under the standards described above under “Director Independence.” In addition, the Committee and the Board consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and assessment of the Board’s collective requirements. These factors may include a candidate’s age, professional and educational background; reputation, industry knowledge and business experience and relevance to the Company and the Board (including the candidate’s understanding of markets, technologies, financial matters and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; and the candidate’s ability to fulfill responsibilities as a director and as a member of one or more of our standing Board committees. Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through diversity in gender, ethnicity, geography and professional experience.

The Board believes that nomination of a candidate should not be based solely on these factors noted above. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background is also considered as part of each Board annual self-assessment. The Committee and the Board do not assign specific weights to particular criteria, and no particular criterion is a prerequisite for Board membership. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a complete mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. Our current Board is geographically diverse with half of the members based outside the Company’s headquarters in Georgia; there is a balance of different ages; gender diversity includes one female director; and directors have diverse industry backgrounds which include banking, investment banking, venture capital, consumer products manufacturing, accounting and consulting, information and technology, telecommunications and legal. The backgrounds and qualifications of our current directors and nominees are further described under “Proposals to be Voted on—Proposal 1” beginning on page 12.

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Equifax Governance Committee, c/o Corporate Secretary, P.O. Box 4081, Atlanta, GA 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of Equifax’s Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. See “Shareholder Proposals or Director Nominations for 2011 Annual Meeting” on page 53. A copy of our Bylaws is available on our website at www.equifax.com/about equifax/corporate governance/en us or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in Equifax; whether the nominee is independent of the nominating shareholder and able to represent the interests of Equifax and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

No candidate for director nomination was submitted to the Governance Committee by any shareholder in connection with the 2010 Annual Meeting.

Executive Sessions

The non-management directors meet in executive session without management at every regularly scheduled in-person Board meeting. The Presiding Director presides at these executive sessions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2009, as a member of the board of directors or compensation committee of any entity that has an executive officer serving on our Board or Compensation Committee.

Director Compensation

The following table sets forth the compensation received by our non-management directors during 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3)	All Other Compensation(4) ($)	Total ($)
James E. Copeland, Jr.	68,500	87,210	0	120	155,830
Robert D. Daleo	74,500	87,210	0	120	161,830
Walter W. Driver, Jr.	55,000	87,210	0	120	142,330
Mark L. Feidler	61,000	87,210	0	120	148,330
L. Phillip Humann	70,000	87,210	0	120	157,330
Siri S. Marshall	71,500	87,210	0	120	158,830
John A. McKinley	56,500	87,210	0	120	143,830
Mark B. Templeton	59,500	87,210	0	120	146,830

(1)	Calculated based on the aggregate grant date fair value for each director’s stock award, computed in accordance with FASB ASC Topic 718.

(2)	As of December 31, 2009, each current director held restricted stock units as follows: Mr. Copeland, 3,000; Mr. Daleo, 3,000; Mr. Driver, 7,000; Mr. Feidler, 7,000; Mr. Humann, 3,000; Ms. Marshall, 3,000; Mr. McKinley, 7,000; and Mr. Templeton, 7,000.

(3)	All director stock options were fully vested prior to 2009. As of December 31, 2009, directors with options outstanding included Mr. Copeland, 7,000; and Mr. Humann, 14,000. The remaining directors did not have any options outstanding at fiscal year-end. Prior to 2005, each non-employee director received an annual grant of a nonqualified option to purchase 7,000 shares of Equifax common stock with an exercise price equal to the fair market value closing price on the NYSE of the common stock on the date of the meeting. These options became fully vested one year after the date granted and expire ten years from the date granted.

(4)	Reflects the market price of annual membership to our CreditWatch Gold® 3-in-1 credit monitoring product.

Director Fees.    In 2009, we paid our non-employee directors a cash retainer of $40,000, and our committee chairs received a cash retainer of $7,500. Additionally, non-employee members of the Board received $1,500 for each Board and committee meeting attended.

Equity Awards.    For 2009, each non-employee director received an annual long-term incentive grant of 3,000 restricted stock units under our shareholder-approved 2008 Omnibus Incentive Plan following the annual meeting of shareholders to further align their interests with those of our shareholders. New directors, of which there were none in 2009, were also entitled to receive an initial grant of 4,000 restricted stock units, to attract and retain highly qualified directors through equity ownership. The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of Equifax. No dividend equivalents are paid on outstanding RSUs.

Director Deferred Compensation Plan.    Each non-employee director may defer up to 100% of his or her retainer and meeting fees. The director is credited with an equivalent value number of share units at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan.    Each director may defer taxes realized on gains from the vesting of restricted stock units. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. The director is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines.    Our Bylaws require all directors to own our stock while serving as a director. The Board also has implemented stock ownership guidelines that require each non-employee director to own shares of our stock having a value of at least four times the annual cash retainer, no later than the fourth anniversary of the annual meeting of shareholders at which the director was first elected to the Board.

Indemnification.    Under our Articles of Incorporation and Bylaws, the directors and officers are entitled to indemnification from Equifax to the fullest extent permitted by Georgia law. We have entered into indemnification agreements with each of our directors and executive officers. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Other.    Non-employee directors are reimbursed for customary and usual expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for customary and usual expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. Directors are indemnified by us against certain liabilities relating to service as a director. We do not provide retirement benefits to non-employee directors.

2009 Annual Review of Director Compensation.    The Governance Committee of the Board annually reviews and approves non-employee director compensation based on market analysis. The Committee reviews the competitive position of director compensation relative to the peer group of companies used for executive compensation and current market trends. The analysis conducted in August 2009 by management, using the new peer group for executive and director compensation which is described on page 34, showed that our Board members’ total annual compensation was approximately 9% to 12% below the market median for other boards of similarly situated companies due to our emphasis on equity-based incentives combined with declines in our share price over the preceding year. For committee chairs, the analysis showed that compensation was approximately 10% to 15% below the market median.

On November 6, 2009, the Committee recommended, and the Board approved, the following changes to director compensation to enhance alignment with market practices, effective January 1, 2010:

•	all Board and Committee meeting fees were eliminated;

•	the annual Board retainer, which had not changed since 2006, was increased to $60,000, payable quarterly;

•

the formula for initial and annual equity grants of restricted stock units was changed from a fixed number of shares to a fixed value in shares computed as of the grant date ($175,000 for initial one-time grants to new directors, and $125,000 for annual grants); and

•

committee chair retainer fees for the Audit Committee and the Compensation Committee were increased by $7,500 and $2,500, respectively, in recognition of the increased time commitment and responsibility assumed in these positions.

By paying directors an annual retainer and eliminating meeting fees, the Company compensates each non-employee director for his or her role and judgment as an advisor to Equifax, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above. The Governance Committee believes that this additional compensation is appropriate.

PROPOSALS TO BE VOTED ON

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) consists of ten members and is currently divided into three classes each having a three-year term. Under our amended Articles of Incorporation and Bylaws approved by our shareholders at the 2009 Annual Meeting, our Board is transitioning from a classified board to a declassified board. The declassification will begin with the election of Class III directors for a one-year term at the 2010 Annual Meeting, and will continue to take place as follows: at the 2011 Annual Meeting, Class II and Class III directors will be elected to a one-year term; and at the 2012 Annual Meeting (and at each annual meeting of shareholders thereafter), all directors will be elected for a one-year term, at which time the classifications will be eliminated.

At the 2010 Annual Meeting, shareholders will vote on the election of the four Class III director nominees described below. Each nominee is currently a member of the Board of Directors and has indicated to Equifax that he will serve if elected. We do not anticipate that any of the nominees will be unable or unwilling to stand for election, but if that happens, the persons named as proxies may vote your shares for another person nominated by the Board or the Board may allow the vacancy to remain open or may reduce the size of the Board.

Class III—Four Nominees (Messrs. Daleo, Driver, Humann and Templeton)

The terms of our current Class III directors will expire at the 2010 Annual Meeting. Robert D. Daleo, Walter W. Driver, Jr., L. Phillip Humann and Mark B. Templeton are the incumbent members of Class III. Messrs. Daleo, Driver and Humann were last elected by the shareholders in 2007, and Mr. Templeton was elected by the Board in February 2008. The Board has nominated each of these individuals for reelection to the Board at the 2010 Annual Meeting, to serve until the 2011 Annual Meeting.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time in the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company beginning in 2010.

The Board of Directors recommends a vote “FOR” the election of the following four Board nominees.

Nominees for Election as Class III Directors

for a Term Expiring in 2011

Robert D. Daleo, 60, has been a director of the Company since 2006. Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors since 1997, and was a member of The Thomson Corporation’s board of directors from 2001 to April 2008. Thomson Reuters is a global provider of integrated information solutions to business and professional customers. From 1994 to 1998, Mr. Daleo served in senior operations, planning, finance and business development positions with Thomson Reuters.

Mr. Daleo has developed extensive financial accounting and corporate finance expertise through his experience as chief financial officer of a large multinational company. The Board also values his leadership and risk assessment skills which are important to our efforts to expand our global information solutions business, data acquisitions and marketing to banks and other financial institutions. Mr. Daleo also has board-level executive compensation expertise with Thomson Reuters.

Walter W. Driver, Jr., 63, has been a director of the Company since 2007. He has been Chairman Southeast of Goldman Sachs & Co., a global investment banking, securities and investment management firm, since January 2006. He also serves on the Goldman Sachs Board of International Advisors. Prior to joining Goldman Sachs, Mr. Driver served as Chairman of King & Spalding LLP, an international law firm headquartered in Atlanta. Mr. Driver joined King & Spalding in 1970, became a partner in 1976, and served as Managing Partner or Chairman from 1999 through 2005. Mr. Driver currently serves on the Board of Directors of Total System Services, Inc. and as an Advisory Trustee of Old Mutual Funds.

Mr. Driver has extensive investment banking expertise in evaluating corporate strategies, operations and risks. The Board values his judgment, skills and experience in legal and regulatory matters gained through leadership of a major international law firm. Mr. Driver also has corporate governance experience and insight gained through his legal practice and public company directorships including service on compensation and governance committees.

L. Phillip Humann, 64, has been a director of the Company since 1992, and is the Board’s Presiding Director. He was Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company, from 2007 to April 2008. He served as Chairman and Chief Executive Officer of SunTrust Banks from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998. He also is a director of Coca-Cola Enterprises Inc. and of Haverty Furniture Companies, Inc., which has announced that he will become Non-Executive Chairman in May 2010. During the past five years, Mr. Humann also served on the Board of Directors for the Federal Reserve Bank of Atlanta.

Mr. Humann has a comprehensive understanding of the banking, mortgage banking and financial services industry gained through over 40 years of banking experience. His background provides valuable insights into how our customers use our services and products to manage their customer risk and retention. The Board highly values Mr. Humann’s knowledge of our business and perspective acquired through 18 years of service on our Board, and his leadership skills and personal integrity. In addition to serving as our Presiding Director for the last two years and in similar roles at other public companies, he has served on the executive, compensation, finance and governance committees of several public companies.

Mark B. Templeton, 57, has been a director of the Company since 2008. He is President of Citrix Systems, Inc., a global software development firm, since 1998 and Chief Executive Officer from 2001 to the present. Mr. Templeton also served as Chief Executive Officer of Citrix from 1999 to 2000 and as Senior Executive Officer of Citrix from 2000 to 2001. He currently serves on the Board of Directors of Citrix, to which he was elected in 1998.

Mr. Templeton has extensive leadership and operating experience in the global development and international marketing of advanced technology products. The Board values his counsel and insight in technology marketing which has application to the Company’s strategy which emphasizes investment in new technology products and global expansion.

CONTINUING DIRECTORS

Class II Directors Whose Terms Continue Until 2011

William W. Canfield, 71, has been a director of the Company since 2007. President of Equifax’s TALX Corporation subsidiary since its acquisition in May 2007. Prior thereto, Mr. Canfield served as President and Chief Executive Officer of TALX since 1987 and as its Chairman of the Board of Directors since 1988. Mr. Canfield also is a director of Concur Technologies, Inc., a web-based business travel and expense management company.

Mr. Canfield has many years of successful leadership and operating experience in developing TALX, one of our fastest growing businesses. He has also made important contributions as a member of our senior leadership team in integrating TALX with our other operations and executing on the data acquisition and information solutions elements of our U.S. growth strategy.

In connection with Mr. Canfield’s initial appointment as a director of Equifax, the Board reviewed the facts and circumstances surrounding a 2005 finding by the SEC that Mr. Canfield committed technical violations of rules under the U.S. securities laws governing the books and records of TALX Corporation, as a result of which he was found to be a cause of certain securities law violations by TALX Corporation. Without admitting or denying any wrongdoing, Mr. Canfield entered into a settlement with the SEC, the terms of which included payment of $859,999 in disgorgement and $100,000 in civil penalties, and consented not to violate specified provisions of U.S. securities laws in the future.

James E. Copeland, Jr., 65, has been a director of the Company since 2003. Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. Mr. Copeland served in such capacity from 1999 until his retirement in 2003. He also is a director of ConocoPhillips and Time Warner Cable, Inc., and a former director of Coca-Cola Enterprises, Inc.

Mr. Copeland has invaluable expertise in corporate accounting and auditing standards, including operating experience as the chief executive officer of a major international accounting firm. His knowledge of the Company’s structure, operations, compliance programs and risk oversight as Chairman of the Audit Committee is of particular importance to our Board. The Board also values Mr. Copeland’s insight and judgment gained through years of public company board experience with companies operating in industries as diverse as oil and gas, beverages and entertainment, and service on audit, executive, compensation, finance, affiliated transactions and special committees.

Siri S. Marshall, 61, has been a director of the Company since 2006. Ms. Marshall was Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a global diversified foods maker and distributor, from 1994 until her retirement in January 2008. Ms. Marshall is currently a director of Ameriprise Financial, Inc., a diversified financial services company, and Alphatec Holdings, Inc., a medical device company specializing in spine disorders. She is also on the Board of Directors of the Yale Law School Center for the Study of Corporate Law, a Distinguished Advisor to the Straus Institute for Dispute Resolution, and a trustee of the Minneapolis Institute of Arts. During the past five years Ms. Marshall also served on the Board of Directors for the International Institute for Conflict Prevention and Resolution.

Ms. Marshall’s background and skills complement the overall skills and experience of our Board members. She has over 14 years of executive experience in the areas of corporate governance, tax, law and compliance functions at a major consumer products company, which also provides a valuable perspective on customer service in our consumer business. The Board particularly values her corporate governance expertise acquired as Presiding Director of Ameriprise Financial, perspective and insight gained through her service on the executive, compensation and governance committees of public corporations, and her leading role in corporate law and dispute resolution matters.

Class I Directors Whose Terms Continue Until 2012

Mark L. Feidler, 53, has been a director of the Company since 2007. Founding Partner in MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Formerly, President and Chief Operating Officer and a Director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. He was appointed Chief Operating Officer of BellSouth Corporation in January 2005, and served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007. He also serves on the Board of Directors of the New York Life Insurance Company.

Mr. Feidler has operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. His telecommunications background is relevant to Equifax as it markets products to companies in this industry, while his private equity experience is relevant to the emphasis on new product development, marketing and acquisitions. Mr. Feidler’s operating experience and background in financial, accounting and risk management also has been an important resource for our Audit Committee and Board.

John A. McKinley, 52, has been a director of the Company since 2008. Chief Executive Officer of OurParents, Inc., a senior care service provider based in Washington, D.C., and Co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Mr. McKinley has more than ten years of high level experience in managing complex global technology operations as chief technology or information officer at a number of leading global financial companies. Additionally, his expertise in venture capital investments and the marketing of new technology products is important to the Board’s oversight of the risks and opportunities in our current and future investments in leading edge information technology systems.

Richard F. Smith, 50, has been a director of the Company since September 2005 and Chairman of the Board and Chief Executive Officer since December 2005. Prior to that, Mr. Smith was Chief Operating Officer of GE Insurance Solutions from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp from 2001 to 2003; and President and Chief Executive Officer of GE Capital Fleet Services from 1995 to 2000.

The Board initially selected Mr. Smith to serve as a director and then Chairman of the Board because of his leadership experience in successfully leading various major units of GE, including its insurance and capital fleet services divisions. The Board in evaluating this experience and his leadership, communication and analytical skills has found them to be highly relevant to the complexity of the Company’s global business and long-term growth objectives, including implementation of rigorous and disciplined strategic planning, new product innovation, merger and acquisition, operating efficiency, talent development and management succession planning programs. As the Company’s CEO, Mr. Smith also has gained extensive knowledge of the Company’s strategy through nearly five years of experience in all aspects of the Company’s global business. The Board believes he has demonstrated strong leadership skills and continues to successfully execute on strategic imperatives designed to enhance long term shareholder value through increased penetration of our customers’ information solutions needs, deploying technology and analytical services globally, investing in unique data sources, pursuing new vertical markets and expanding in emerging markets.

PROPOSAL 2—TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young LLP has served as our independent auditor since 2002 and has also provided other permissible, pre-approved services. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

As a matter of good governance, the Audit Committee is submitting its selection of Ernst & Young LLP to the shareholders for ratification. If the selection is not ratified, the Audit Committee will reconsider it. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Equifax and its shareholders.

The Board of Directors recommends a vote “FOR” Proposal 2.

EXECUTIVE OFFICERS

The executive officers of Equifax and their ages and titles are set forth below. Business experience for the past five years and other information is provided in accordance with SEC rules.

Richard F. Smith (50) has been Chairman and Chief Executive Officer since December 15, 2005. He was named Chairman-Elect and Chief Executive Officer effective September 19, 2005 and was elected as a Director on September 22, 2005. Prior to that, Mr. Smith served as Chief Operating Officer, GE Insurance Solutions, from 2004 to September 2005 and President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004.

Lee Adrean (58) has been Corporate Vice President and Chief Financial Officer since October 2006. Prior to joining Equifax, he served as Executive Vice President and Chief Financial Officer of NDCHealth Corporation from 2004 to 2006. Prior thereto, he served as Executive Vice President and Chief Financial Officer of EarthLink, Inc. from 2000 until 2004.

Kent E. Mast (66) has served as Corporate Vice President and Chief Legal Officer since he joined Equifax in 2000. His responsibilities include legal services, global sourcing, security and compliance, government and legislative relations, corporate governance and privacy functions.

Coretha M. Rushing (53) has been Corporate Vice President and Chief Human Resources Officer since 2006. Prior to joining Equifax, she served as an executive coach and HR Consultant with Atlanta-based Cameron Wesley LLC. Prior thereto, she was Senior Vice President of Human Resources at The Coca-Cola Company, where she was employed from 1996 until 2004.

Paul J. Springman (64) has served as Corporate Vice President and Chief Marketing Officer since February 2004. Prior thereto, he was head of the Predictive Sciences unit from August 2002 until February 2004.

David C. Webb (54) became Chief Information Officer on January 19, 2010. Prior thereto, he served as Chief Operations Officer for SVB Financial Corp. since 2008, and from 2004 to 2008 he was CIO. Mr. Webb was Vice President, Investment Banking Division at Goldman Sachs & Co., a global investment banking, securities and investment management firm, from 1999 to 2004. He was CIO at Bank One from 1997 to 1999.

J. Dann Adams (52) has been President, U.S. Consumer Information Solutions since 2007. Prior thereto, he served as Group Executive, North America Information Services from November 2003 until December 2006.

William W. Canfield (71) has been President of Equifax’s TALX subsidiary since May 2007. Prior thereto, he served as Chairman, President and Chief Executive Officer of TALX Corporation since 1988.

Rodolfo M. Ploder (49) has been President, International since January 2007. Prior thereto, he was Group Executive, Latin America from February 2004 to January 2007.

Joseph M. Loughran, III (42) has been President, North America Personal Solutions since January 1, 2010 and was Senior Vice President—Corporate Development from April 2006 to December 2009. Prior to joining Equifax, he held various executive roles at BellSouth Corporation from May 2001 to April 2006, including Managing Director-Corporate Strategy and Planning from May 2005 to April 2006, and various roles with McKinsey & Company, King & Spalding LLP, and Lazard Frères & Co.

Alejandro Gonzalez (40) has been President, North America Commercial Solutions since January 4, 2010. Prior thereto, he was Senior Vice President of Strategic Marketing from December 2005 to December 2009, and Customer Experience Leader for GE Insurance Solutions from January 2005 to December 2005.

Nuala M. King (56) has been Senior Vice President and Controller since May 2006. Prior thereto, she was Vice President and Corporate Controller from March 2004 to April 2006. Prior to joining Equifax, Ms. King served as Corporate Controller for UPS Capital from March 2001 until March 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership by Certain Beneficial Owners

The following table sets forth information as of March 2, 2010 with respect to persons known by Equifax to be the beneficial owners of more than 5% of our common stock. This information is reported by such persons in their Schedule 13G filings with the SEC.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percentage of Class
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	15,412,603	12.2%

BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	6,956,278	5.5%

(1)	Based on a Schedule 13G/A filed on February 16, 2010, setting forth information as of December 31, 2009, such filing indicates that (i) Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment advisor, beneficially owns 14,858,669 shares as a result of providing investment advisory services to various investment companies. The ownership of one investment company, Fidelity Magellan Fund, amounted to 8,485,262 shares. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity and the funds each has sole power to dispose of the 14,858,669 shares owned by the Funds; (ii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser who provides investment advisory services to individuals, beneficially owns 8,954 shares; (iii) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank, beneficially owns 192,040 shares as a result of its serving as investment manager of institutional accounts holding such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power with respect to these shares and sole power to vote or to direct the voting of these shares; and (iv) FIL Limited, or FIL, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 352,940 shares.

(2)	Information is based on an amended Schedule 13G filed on January 29, 2010, setting forth information as of December 31, 2009. Such filing indicates that BlackRock Inc. has sole voting power and sole dispositive power with respect to 6,956,278 shares. Shares listed as beneficially owned by BlackRock Inc. are owned by the following entities: BlackRock, Inc., BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Fund Managers Ltd, BlackRock International Ltd, and BlackRock International Management UK Ltd.

Security Ownership by Executive Officers and Directors

The following table lists the shares of Equifax common stock beneficially owned (unless otherwise indicated) as of March 2, 2010, by our directors, named executive officers (as listed in the Summary Compensation Table on page 36) and all directors, nominees for director and executive officers of the Company as a group. None of these shares are pledged.

Name	Number of Shares Owned(1)	Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	Percent of Common Stock Outstanding
Lee Adrean	58,806	94,332	13,797	*
William W. Canfield(4)	385,009	26,666	0	*
James E. Copeland, Jr.	39,233	7,000	26,853	*
Robert D. Daleo	13,000	0	17,191	*
Walter W. Driver, Jr.	10,000	0	4,770	*
Mark L. Feidler	13,000	0	0	*
L. Phillip Humann	35,579	14,000	51,605	*
Siri S. Marshall	13,000	0	10,000	*
Kent E. Mast	84,100	175,894	13,500	*
John A. McKinley	7,000	0	2,538	*
Coretha M. Rushing	40,259	81,332	0	*
Richard F. Smith	301,496	341,666	0	*
Mark B. Templeton	10,100	0	3,000	*

All directors, nominees and executive officers as a group (20 persons)(5)	3,809,454	1,158,621	235,300	4.12%

*	Less than one percent.

(1)	This column includes shares held of record and shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through our 401(k) savings plan, restricted stock units, and shares held through family trust arrangements.

(2)	This column lists the number of shares of Equifax common stock that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 2, 2010 through the exercise of director or employee stock options, as applicable.

(3)	Reported in this column are share equivalent units credited to a director or executive officer account under various deferral plans maintained by Equifax, including deferred fees, deferred compensation and stock acquisition plans. The units track the performance of Equifax common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in cash or stock on final distribution and do not include the reinvestment of dividends.

(4)	Includes 263,009 shares in held in the William W. Canfield Revocable Trust, the beneficiary of which is Mr. Canfield’s spouse, and over which he has sole voting and sole investment power.

(5)	Includes 2,595,538 shares (2.1% of the shares outstanding on March 2, 2010) as to which beneficial ownership is disclaimed by executive officers of Equifax who, in their capacity as investment officers and/or plan administrators for certain Equifax employee benefit plans, have shared voting and/or investment power with respect to shares of Equifax common stock held in such benefit plans .

AUDIT COMMITTEE REPORT

The Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with the independent auditors the written report and their independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. Management has reviewed with the Audit Committee its report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission on February 23, 2010. The Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.

Audit Committee

James E. Copeland, Jr., Chairman

Robert D. Daleo

Mark L. Feidler

Independent Registered Public Accounting Firm Fees and Services

In connection with the audit of the Company’s 2009 consolidated financial statements, the Audit Committee approved an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP has performed audit services for the Company.

The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the years ended December 31, 2009 and 2008:

Fee Category	2009	2008
Audit Fees(1)	$3,439,566	$3,715,251
Audit-Related Fees(2)	499,076	258,025
Tax Fees(3)	98,240	114,673
All Other Fees(4)	0	1,261

Total	$4,036,882	$4,089,210

(1)	Consists of fees and expenses billed for professional services rendered for the integrated audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, SAS 70 audits integrated with the audit, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters. Audit fees include fees incurred for professional services rendered in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include SAS 70 audits incremental to the audit.

(3)	Consists of fees and expenses for professional services related to state and local tax compliance and international tax planning.

(4)	Consists of fees and expenses, if any, for products and services provided by Ernst & Young LLP which are not included in the first three categories above, primarily publications in 2008, regardless of when they were billed.

All services and related fees provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. Pre-approval includes audit services, audit-related services, tax services and other services as described below. The Committee has authorized the Chair of the Committee to pre-approve certain permissible audit and non-audit services that arise between Committee meetings, provided the Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Committee has determined that performance of services other than audit services is compatible with maintaining the independence of Ernst & Young LLP.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2009 and 2008, we did not obtain any of these prohibited services from Ernst & Young LLP. Equifax uses other accounting firms for these types of non-audit services.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation program as it relates to the following officers who are named in the Summary Compensation Table on page 36 and are referred to as our named executive officers, or NEOs, for 2009:

•	Richard F. Smith, Chairman and Chief Executive Officer (our CEO);

•	Lee Adrean, Corporate Vice President and Chief Financial Officer (our CFO);

•	Coretha M. Rushing, Corporate Vice President and Chief Human Resources Officer;

•	Kent E. Mast, Corporate Vice President and Chief Legal Officer; and

•	William W. Canfield, President, TALX.

The following discussion includes statements regarding performance targets in the limited context of our executive compensation program. These targets are not statements of management’s expectations of our future results or other guidance. Investors should not evaluate these targets in any other context.

Executive Summary

Overview of 2009 Operating and Stock Performance

Equifax achieved solid financial results in 2009 despite a worldwide economic recession that affected most of our key markets, with reported revenue of $1.82 billion, diluted earnings per share, or EPS, of $1.83, and Adjusted EPS of $2.331. Our operating performance was driven by the progress we have made in recent years in executing on our long-term Growth Playbook, including a broader portfolio of new products and services, new sources of data, enhanced technological and analytical services, new geographies and improved cost structure. These changes also positioned us well for the future.

We continue to be challenged by a difficult operating environment, however, causing a reduction in revenue for certain traditional credit-related services. Also, increased regulation is introducing new complexity in the marketing of product and service offerings to financial institutions and increasing compliance requirements for our customers. Accordingly, we are further diversifying our revenues by pursuing and investing in key strategic initiatives including new product innovation, differentiated decisioning solutions leveraging our diverse data assets and technology, acquiring new data assets and technologies, and expanding internationally. We remain focused on managing our expenses through the use of LEAN, Workout and other process improvement initiatives in order to maintain operating margins, earnings performance and cash flow.

In 2009, we returned $44.0 million to our shareholders through dividends and share repurchases. Our total shareholder return (stock price appreciation plus reinvested dividends) was 17.2% in 2009, compared to 13.4% for the S&P 500 Commercial & Professional Services Index. Over the five- and ten-year periods ended December 31, 2009, our total shareholder return exceeded the index total return by 10.5% and 131.2%, respectively2 .

[1]	“Adjusted EPS” as used herein is a financial measure not presented in accordance with generally accepted accounting principles in the U.S., or GAAP, and is not intended to be a substitute for GAAP EPS. Adjusted EPS for 2009 excludes the following items in order to better reflect the underlying performance of our business: acquisition-related amortization expense, net of tax, of $55.3 million ($0.43 per share); restructuring charges, net of tax, of $15.8 million ($0.13 per share) primarily related to severance expense associated with staff reductions; and certain tax benefits of $7.3 million ($0.06 per share) related to our ability to utilize foreign tax credits beyond 2009.

[2]

Equifax ten-year total return includes a July 7, 2001 special stock dividend of Certegy Inc. shares related to our spin-off of Certegy Inc., and assumes that such dividend shares were sold and the proceeds reinvested in our common stock at the when-issued closing price on the same date.

Effect of 2009 Performance on Compensation

In 2009, we achieved 73% of our target revenue objective and 100% of our target Adjusted EPS objective for annual incentive compensation as established by the Compensation Committee. The Committee places more relative weight on Adjusted EPS performance (a measure of operational discipline and performance) relative to revenue performance to ensure that management will be focused on increasing revenue without sacrificing margin and profitability. In 2009, our annual incentive program was funded at 95% of the target incentive for meeting our financial performance objectives, compared to 98%, 139%, and 178% in 2008, 2007 and 2006, respectively.

The NEOs did not receive an increase in base salary for 2009 due to the uncertain and difficult economic conditions at the time of the regular salary review in February 2009.

In sum, we believe our 2009 compensation program worked as intended, linking pay to performance and aligning the interests of our executives with those of our shareholders. The annual incentive payouts described above were positively affected by the success of our executives in maintaining Equifax profitability in 2009, and were negatively impacted by below-target revenue performance. Equity compensation awards aligned the interests of our NEOs with our shareholders, as the 17.2% total shareholder return for Equifax stock in 2009 benefitted our shareholders while raising the value of our executives’ unvested awards and long-term holdings.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program include the following core principles:

•

Pay for performance.    We ensure performance by tying a significant portion of executive compensation to the achievement of our annual, long-term, strategic and financial goals. Through individualized adjustments to base salary, the individual portion of annual cash incentive payouts and equity grant levels, we differentiate compensation to recognize actual performance of corporate and individual goals. Our compensation program provides upside potential for over-achieving financial goals and significant downside risk for missing performance targets. The Compensation Committee believes that the “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases only with higher performance) should be the largest component of an executive’s compensation, particularly for more senior executives because they have a greater ability to influence corporate results.

•

Competitive pay.    Our compensation program is required to attract, motivate and retain high-performing executives in key positions who are vital to our success, profitability and growth. For each of the NEOs, we believe that total compensation should be at or near the median level of the total compensation for executives at companies with which we compete for executive talent, recognizing the need to pay at higher levels of the market data to attract or retain key talent in certain positions.

•

Alignment with shareholder interests.    Our executives’ interests must be closely aligned with those of our shareholders. To accomplish this, our entire long-term incentive program is linked to the performance of our stock.

Primary Elements of Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals on an annual and a long-term basis.

Compensation element	Objective	Key features

Base salary	Provide sufficient competitive pay to attract and retain experienced and successful executives

•   For the CEO, targeted at the prior year’s base salary level, adjusted by market movement

•   For other NEOs, targeted at the average of the median and 65th percentile of general industry survey data, with adjustments for individual performance and position

•   For 2009, base pay was frozen at 2008 levels due to economic conditions

Annual cash incentive	Encourage and reward valuable contributions to our annual financial and operational performance objectives

•   Targeted at the median of general industry survey data

•   For corporate NEOs, payments are based on Equifax Adjusted EPS, operating revenue and an individual performance assessment

•   For business unit heads, payments are based on Equifax Adjusted EPS, business unit revenue, business unit operating income and an individual performance assessment

Long-term incentive	Encourage and reward building long-term shareholder value; align management interests with those of the shareholders; encourage retention	• Targeted at a range around the average of the peer group median and general industry survey median • Option awards vest ratably over three years • Restricted stock unit awards vest after three years

In-service and post-retirement benefits	Attract and retain highly qualified executives by providing competitive benefits	Participation in pension and savings plans, deferral plans, supplemental retirement plan, certain perquisites and change in control protection

Pay Mix and Performance Relationship

The following charts illustrate the strong performance orientation of the primary elements of our total compensation program, based upon annual and long-term incentive awards in 2009. For the CEO, approximately 66% of total compensation in 2009 was performance-based and, for the other NEOs, an average of 59% was performance-based. Since pay mix at Equifax is determined primarily by market data and performance metrics, as explained below, pay mix will vary from year to year.

In the sections that follow, we describe the process by which we set compensation and discuss the actual compensation for 2009.

How We Determine Compensation

Use of “Tally Sheets” and Wealth Accumulation Analysis

In 2009, the Compensation Committee’s independent compensation consultant, Hewitt Associates LLC, or Hewitt, prepared “tally sheets” for the NEOs and other senior leadership team members. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, fluctuations in the amount of wealth created from prior equity grants, and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions, but the Committee did not deem any changes to be necessary to the structure of the total compensation package or specific NEO compensation except as noted in the discussion of long-term equity-based grants below, where the size of past grants was one factor the Committee considered in determining 2009 grants.

Use of Benchmarking Data

In early 2009, Hewitt presented the Compensation Committee with an analysis of the compensation of the NEOs compared to market data as described below. This analysis was discussed and reviewed by the Committee with Hewitt.

Hewitt used two primary types of market data to compile this analysis:

•

General industry data, including data from companies similar in size to the Company, drawn from all companies in Hewitt’s proprietary database; and, for base salaries and annual incentives, data from the Towers Perrin U.S. General Industry Executive Database, which includes Fortune 1000 and S&P 1000 public companies.

•

Peer group data, for long-term incentives and, in the case of the CFO, for base salary; this data was drawn from available proxy statements and public reports for 12 publicly-held companies, including Acxiom Corp., Convergys Corp., Dun & Bradstreet Corp., Fair Isaac Corp., Fiserv Inc., Harte Hanks Inc., Intuit Inc.,

McGraw-Hill Companies Inc., Moody’s Corp., Teletech Holdings Inc., Total System Services Inc. and Valassis Communications Inc.

Our 2009 compensation peer group, as approved by the Compensation Committee, included companies against which Equifax competes directly or indirectly for capital, executive talent and, in some cases, business. Because there are no public, stand-alone direct U.S. competitors for Equifax across all of our businesses, we focus on companies that compete with us in a significant aspect of our business, have similar customers, or are in the business of data and analytics-based business solutions delivered through technology, and which are similarly complex. Industries represented by these companies included information and delivery systems, advertising, publishing, specialized finance, information technology consulting services, data processing and outsourced services, and application software. The 2009 peer group was unchanged from the peer group we used to determine 2008 compensation. For comparison purposes, our annual revenue is slightly above the median revenue of the 2009 peer group, which ranged from $1 billion to $4 billion (approximately one-half to two times our $1.82 billion in revenue).

The companies included in the peer group differ from those listed in the indices used to prepare our stock price performance graphs which can be found in our 2009 Annual Report to Shareholders and our 2009 Form 10-K. The Compensation Committee found, based on input from management and Hewitt, that the companies listed in the peer group more closely represent the labor markets in which we compete for executive talent.

The Committee targeted 2009 short-term incentive opportunities under our Annual Incentive Plan as follows with the opportunity to earn above-market rewards for outstanding performance and below-market rewards for performance below goals:

•	For the CEO, at the value of the prior year’s target incentive opportunity.

•	For the other NEOs, at the general industry median appropriate to each market base salary and position, unchanged from the prior year’s target incentive opportunity.

The Committee targeted 2009 long-term incentive opportunities for the NEOS (other than the CEO) at a range around the average of the peer group median and the general industry median. The Committee took individual performance into account in determining where within that range to make awards, as discussed more fully below. For the CEO, the Committee targeted 2009 long-term incentive opportunities at approximately the value of the 2008 annual grant, times the general industry trend in long-term incentive value for the chief executive officer position as determined by Hewitt.

Role of Compensation Committee, Outside Consultants and Management in the Executive Compensation Process

For information concerning the role of the Compensation Committee, outside consultants and management in the executive compensation process, see “Corporate Governance and Board Matters—Board Committees—Compensation, Human Resources & Management Succession Committee” on pages 6-7.

Analysis of 2009 Compensation

The Compensation Committee considered a broad range of facts and circumstances in setting 2009 executive compensation. Among the factors considered for base salary, short-term incentive target opportunity and the range of long-term incentive grants for the NEOs were market competitiveness, based on the Committee’s review of the benchmarking data described above, and experience and past individual performance, which were largely subjective measures considered by the Committee but not given any particular weight except as explained below in the discussion of base salary, annual and long-term incentives.

Business results for the 2009 fiscal year factored heavily in short-term incentive payouts and comprised 80% of the Annual Incentive Plan performance measure weighting. The financial objectives for corporate NEOs were Equifax Adjusted EPS and operating revenue in constant U.S. dollars, while the financial objectives for Mr. Canfield, as President of our TALX business unit, were Equifax Adjusted EPS in constant U.S. dollars, TALX operating revenue and TALX operating income).

In setting 2009 compensation opportunities and Annual Incentive Plan goals in early 2009, our 2008 financial results were reviewed and discussed by the Committee. The financial results, as compared to the targets approved by the Committee under the Annual Incentive Plan, determined payouts for the 2008 plan year, in addition to the performance of individual goals. These results also formed the basis for setting performance targets for the 2009 fiscal year.

The individual performance of the NEOs (other than the CEO), based primarily on performance reviews presented by the CEO, also influenced the Committee’s decisions regarding individual compensation, as discussed under “Individual Qualitative Performance Assessments” on page 28.

In evaluating the performance of the CEO and setting his compensation, the Committee took into account corporate financial performance referenced below, as well as a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board. These non-financial factors were determined largely on a subjective basis and did not involve pre-established performance goals except as described under “Individual Qualitative Performance Assessments.” The Committee and the Board noted that in 2009, the Company, under the CEO’s decisive leadership in a challenging economic environment, achieved above market financial results, effectively developed and executed on the Company’s long-term Growth Playbook, including strategic acquisitions (IXI Corporation and Rapid Reporting Verification Company), restructuring and cost reduction measures, new product initiatives, talent management and succession planning.

Importantly, the Committee did not reduce its pre-established 2009 financial metrics for the Annual Incentive Plan to take into account deteriorating macroeconomic conditions over the course of 2009, nor did it consider the effect of past changes in stock price, or expected payouts or earnings under other plans, in determining the 2009 incentive awards for the NEOs. Incentive compensation decisions were made without regard to length of service or prior years’ compensation, although the Committee did consider prior awards in granting stock options and restricted stock units. For example, NEOs with longer service at Equifax or who are retirement-eligible do not receive greater or lesser awards, or larger or smaller target amounts, in a given year, than NEOs with shorter service.

The Committee has not adopted a policy with regard to the relationship of compensation between or among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels for the NEOs.

Analysis of Elements of Executive Compensation

The following sections analyze the principal elements of the compensation program for the NEOs.

Base Salary

We provide NEOs with a base salary to compensate them for services rendered during the year. Consistent with the Company’s philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall targeted compensation in the form of base pay. The NEOs are paid an amount in the form of base pay sufficient to attract competent executive talent and maintain a stable management team.

Due to uncertainty regarding the effect of the global economic recession on our business, the Committee approved the CEO’s recommendation to freeze the base salaries of the NEOs for 2009. The Committee also considered that the Company had decided to implement a Company-wide salary freeze as additional expense management measures became necessary during difficult market conditions.

The Committee normally would assess whether the NEOs are paid an amount in the form of base pay sufficient to attract competent executive talent and maintain a stable management team, considering factors such as the benchmarking data described above, an internal review of the executive’s position and current compensation, both individually and relative to other executive officers, experience and scope of responsibilities, and individual performance of each NEO as discussed under “Individual Qualitative Performance Assessments” on page 28.

Although the Committee did not base its decision in February 2009 to freeze base salaries on current market data, the Committee did receive the following information with respect to 2009 base salary: for the CEO, base salary was significantly above the 65th percentile of the peer group and the general industry survey; for Ms. Rushing and Mr. Canfield, base salary was significantly above the 65th percentile of the peer group; for Mr. Adrean, base salary was between the 50th and 65th percentile of the peer group; and for Mr. Mast, base salary was at the 50th percentile of the peer group.

Annual Cash Incentive

The Annual Incentive Plan allows the Compensation Committee to reward high performance and achievement of corporate and individual goals by key employees, including our NEOs; to encourage actions that will result in the growth of shareholder value; to allow key employees to share in the growth and profitability of the Company; and to ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation.

Pursuant to the Annual Incentive Plan, the NEOs and other key employees are eligible for awards based on the Company’s attainment of specific performance measures established by the Committee at the beginning of the plan year. The plan is generally structured as follows for officers with Company-wide responsibilities. Changes may be made from year to year to reflect changing business needs and competitive circumstances:

•

Establishment of performance measures.    The Committee establishes performance measures and goals, which include the financial and individualized metrics being assessed as well as minimum thresholds required to earn an award and target and maximum performance objectives. The minimum threshold for corporate financial goals is generally set based on the Company’s actual performance for the preceding year with upward or downward adjustments deemed appropriate by the Committee for items it believes are not representative of ongoing Company performance. The target corporate financial goal reflects growth consistent with our minimum longer term earnings and revenue growth objectives, adjusted at the time the targets are set, if appropriate, for current market conditions or outlook, usually reflecting upper single digit growth. The maximum level reflects exceptional earnings and revenue performance which can only be obtained at the top end of our objectives.

•

Payout targets.    The Committee sets payout targets for each executive, expressed as a percentage of base salary. The Committee establishes the individual payout targets for each NEO based on the executive’s level of responsibility and upon an examination of compensation information from published general industry surveys.

•

Final award determination.    After the close of each year, the Company calculates performance against the pre-established measures for the Company and for each business unit. The NEOs receive an award, if any, based on their individual target opportunities, the Company’s performance relative to the specific performance goal, and individual performance relative to individual performance objectives.

For the 2009 Annual Incentive Plan, the objective financial performance measures for the NEOs (other than Mr. Canfield) were operating revenue, used to measure top line growth, and Adjusted EPS, used to reflect bottom line net profit. Individual performance objectives are described below. Mr. Canfield’s objectives were focused primarily on his performance as President of our TALX business unit, as measured by TALX revenue and TALX operating income, as well as Equifax Adjusted EPS and individual goals. Each performance measure represents part of the total annual incentive award calculation, and different measures are weighted differently in the calculation as noted below.

For the 2009 Annual Incentive Plan, the Committee approved a formula for determining the maximum award amounts to the NEOs. The formula reflected the Company’s intention to qualify, to the extent possible, cash compensation paid to officers as tax deductible by the Company, subject to the limitations of Section 162(m) of the Internal Revenue Code, or Code, and was not intended to increase 2009 award levels beyond those that the Committee would otherwise approve consistent with the methodologies described below. For further information on the Section 162(m) cap, see “Consideration of Tax Effects” on page 32.

For 2009, subject to the foregoing Section 162(m) formula and plan limits, the minimum thresholds required to earn an annual incentive award under the Adjusted EPS and operating revenue performance measures were set at 87.3% and 93.7%, respectively, of the applicable target performance goal. The maximum Adjusted EPS and operating revenue goals were set at 109.6% and 104.1%, respectively, of the applicable target goal. Actual awards could have ranged from 0% of the individual’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at the specified maximum goal). For 2009 annual incentive awards, the individual target percentages (measured as a percentage of base salary) were 100% for the CEO, 75% for Mr. Canfield and 60% for the other NEOs.

The tables below summarize the performance measures, weights, targets and actual results used to determine the 2009 annual incentives payable to our NEOs. Performance goal achievement for 2009 was certified by the CFO and incentive payments were approved in February 2010 by the Compensation Committee.

2009 Annual Incentive Plan Design and Results Summary

The following Annual Incentive Plan structure for 2009 applied to each NEO (other than Mr. Canfield):

Performance Measure	Weight	Performance Target	Performance	Percent of Target Award Earned
Adjusted EPS in constant U.S. dollars(1)	65%	$2.29	$2.29	100%

Operating revenue in constant U.S. dollars(1)	15%	$1.835 billion	$1.794 billion	73%

Individual goals	20%	(2)	(2)	(2)

(1)	Adjusted EPS is reported GAAP EPS, excluding acquisition-related amortization expense of $55.3 million ($0.43 per share) and restructuring charges of $15.8 million ($0.13 per share), both net of tax; certain tax benefits of $7.3 million ($0.06 per share); and the favorable impact of changes in actual foreign currency exchange rates compared to budgeted foreign exchange rates, net of tax ($0.04 per share). Adjusted EPS and revenue were measured in constant U.S. dollars based on the Company’s 2009 budgeted foreign currency exchange rate.

(2)	For information on achievement of individual objectives, see “Individual Qualitative Performance Assessments” on page 28.

The 2009 Annual Incentive Plan structure for Mr. Canfield, as President of our TALX business unit, was as follows:

Performance Measure	Weight	Performance Target	Performance	Percent of Target Award Earned
Equifax Adjusted EPS in constant U.S. dollars(1)	30%	$2.29	$2.29	100%

TALX revenue	30%	$338 million	$346 million	124%

TALX operating income	20%	$69 million	$75 million	142%

Individual goals	20%	(2)	(2)	(2)

(1)	Equifax Adjusted EPS is reported GAAP EPS, excluding acquisition-related amortization expense of $55.3 million ($0.43 per share) and restructuring charges of $15.8 million ($0.13 per share), both net of tax; certain tax benefits of $7.3 million ($0.06 per share); and the favorable impact of changes in actual foreign currency exchange rates compared to budgeted foreign exchange rates, net of tax ($0.04 per share). Equifax Adjusted EPS was measured in constant U.S. dollars based on the Company’s 2009 budgeted foreign currency exchange rate.

(2)	For information on achievement of individualized objectives, see “Individual Qualitative Performance Assessments” on page 28.

Corporate Financial Goals

The threshold (25% payout) corporate financial goals for 2009 were set early in 2009 by the Compensation Committee for the NEOs, (other than Mr. Canfield) based on 2008 results adjusted as described below; target (100% payout) and maximum (200% payout) levels for Annual Incentive Plan opportunities were set based on the Company’s strategic goals and performance expectations for the ensuing year, as follows:

•

The threshold goals of $1.72 billion operating revenue and $2.00 Adjusted EPS reflected 2008 revenue and 2008 Adjusted EPS (adjusted to exclude the effect of acquisition-related amortization expense, net of tax), and certain other adjustments to reflect changed economic conditions as determined by the Compensation Committee. Adjusted EPS and revenue were measured in constant U.S. dollars based on the Company’s 2009 budgeted foreign currency exchange rate.

•

The target goals of $1.835 billion operating revenue and $2.29 Adjusted EPS represented a 5.2% and 7.7% decrease, respectively, compared to 2008 reported operating revenue of $1.936 billion and Adjusted EPS of $2.48, and a decrease of 0.9% and 2.6%, respectively, when measured against 2008 operating revenue and Adjusted EPS when restated to 2009 budgeted foreign exchange rates.

•

The maximum goals of $1.91 billion operating revenue and $2.51 Adjusted EPS represented a decrease of 1.3%, and an increase of 1.2%, respectively, compared to 2008 reported operating revenue of $1.936 billion and Adjusted EPS of $2.48, and an increase of 10.3% and 6.8%, respectively, when measured against 2008 operating revenue and Adjusted EPS restated to 2009 budgeted foreign exchange rates.

Mr. Canfield’s performance goals for 2009 as a business unit leader were also set early in 2009 by the Compensation Committee. As compared to 2008, when such goals were based solely on TALX operating income for 2008, his 2009 goals were based on Equifax Adjusted EPS as shown above (30% weighting), as well as TALX operating revenue (30% weighting), TALX operating income (20% weighting) and individual goals (20% weighting) as shown below. The threshold TALX operating income goal (minimum 25% payout) was set at $53.1 million, equal to

2008 results; the target goal (100% payout) was $69.3 million, a 30.5% increase from 2008; and the maximum goal (200% payout) was $83.2 million, a 56.7% increase from 2008. The threshold TALX operating revenue goal (minimum 25% payout) was set at $305.1 million, equal to 2008 results; the target goal (100% payout) was $338.3 million, a 10.9% increase from 2008; and the maximum goal (200% payout) was $372.1 million, a 22.0% increase from 2008.

Individual Qualitative Performance Assessments

The remaining 20% of the Annual Incentive Plan opportunity is related to individual objectives that are specific to each executive officer position and may relate to:

•	strategic growth through new product innovation, technology and analytical services, product synergies, acquisitions that provide greater geographic diversity, and expansion of data sources;

•	management of expenses to ensure expense growth does not exceed revenue growth;

•

nonfinancial goals that are important to the Company’s success, including people-related objectives such as talent management, demonstrating leadership through behavior consistent with our values, and other business priorities.

The Committee reviewed and approved the 2009 individual goal achievements for each NEO, acting upon the recommendation of the CEO in the case of the NEOs other than the CEO, and with input from the full Board in the case of the CEO. Individual performance rating categories and award opportunities for the NEOs were as follows:

•	needs improvement (no award);

•

achieves expectations (performance at 100% of the target incentive means an award of up to 15% of base salary for Mr. Canfield, up to 20% of base salary for the CEO and up to 12% of base salary for the other NEOs);

•

exceeds expectations (performance at 150% of target incentive means an award of up to 22.5% of base salary for Mr. Canfield, up to 30% of base salary for the CEO, and up to 18% for the other NEOs); and

•

distinguished (performance at 200% of target incentive means an award of up to 30% of base salary for Mr. Canfield, up to 40% of base salary for the CEO, and up to 24% of base salary for the other NEOs).

The 2009 individual performance ratings for the NEOs ranged from exceeds expectations to distinguished as shown below in the 2009 Annual Incentive Plan calculations under the “Individual” columns, and in each case met or exceeded the applicable objectives.

All of the NEOs had objectives related to people, which included leadership values, performance management, feedback and coaching, employee recognition, and communication of key business objectives and, in the case of Ms. Rushing, development and deployment of career bands and mapping to create a more flexible and responsive structure, and sales solution and salesforce optimization projects.

All of the NEOs had objectives related to improving operational efficiencies through LEAN and Workout programs to reduce costs, eliminate inefficient processes and increase speed of output and customer satisfaction. Messrs. Smith, Adrean, Mast and Canfield had objectives related to the Company’s Growth Playbook, including acquisitions. Mr. Mast had objectives related to contract administration delivery, global outsourcing savings, modification of a contract with a major technology vendor, and controlling and resolving major litigation. Messrs. Adrean and Mast had various objectives related to risk mitigation in connection with the Company’s enterprise risk management program. Mr. Adrean also had objectives related to investor relations and business metrics, development of the annual corporate budget, managing receivables and optimizing capital structure, and international tax strategy.

Mr. Smith.    Mr. Smith successfully executed on the Company’s long-term growth strategy and improved the Company’s operating performance despite a rapidly changing and deteriorating economic environment, by taking decisive action to adapt to and anticipate the course of changing markets and customer needs; making and integrating acquisitions and joint ventures that provide greater geographic, data source and product diversification; measures to control expense growth in line with revenue growth; driving operational efficiencies through LEAN,

Workout and other continuous business process improvements; driving long-term revenue and profit growth by accelerating new product innovation (NPI) and product transfers across the Company; continuing to drive a performance-driven culture to deliver sustained long-term business growth; retaining an excellent leadership team; and demonstrating strong leadership and values in a highly challenging business environment.

Mr. Adrean.    The leadership of Mr. Adrean in the current difficult economic climate was critical as the Company strengthened its liquidity position, maintained its investment grade credit rating and exercised tight financial discipline while reallocating resources to long-term growth opportunities including the $196.5 million aggregate investment to acquire IXI Corporation and Rapid Reporting Verification Company. His strategic and operational goals included implementation of measures to control expense growth in line with revenue growth; implementing LEAN and Workout measures to reduce costs associated with inefficient processes; improvements in financial analytical capabilities and operational metrics; development of the 2009 corporate budget consistent with long-term growth objectives; implementation of strategies to optimize the Company’s tax position; support for corporate growth initiatives; the Company’s successful public offering in November 2009 of $275 million principal amount of 4.45% five-year senior notes; development of global finance organization capabilities and financial system controls; and expansion of enterprise risk management processes with effective monitoring across all major risk areas. He also assumed interim leadership of the Company’s mergers and acquisitions team in December 2009.

Ms. Rushing.    The accomplishments of Ms. Rushing as leader of the human resources function included implementing cost management initiatives and implementation of LEAN and Workout process improvement opportunities; deployment of a career banding initiative to improve the Company’s staffing flexibility, bench strength and career development paths; improving employee communications, consultation and support; support of acquisitions and integration of acquisitions; benefit plan redesign to better align with the Company’s culture of meritocracy and the competitive market for talent; and continued development of rigorous global talent management, performance management and succession planning programs.

Mr. Mast.    Mr. Mast’s strategic and operational goals included global sourcing initiatives to drive significant cost savings; completion of critical infrastructure improvements; supporting acquisitions and acquisition integration, including international growth opportunities, particularly in India and Latin America; effectively representing the Company in various legislative and regulatory matters; implementing enhanced data security measures; successful defense of litigation matters; and talent development and succession planning.

Mr. Canfield.    Mr. Canfield’s individual objectives for 2009 included executing on the Company’s long-term growth strategy and, with respect to the TALX business unit, increasing revenue and operating income and cross-selling products; measures to control expense growth in line with revenue growth; driving operational efficiencies through LEAN and Workout programs to reduce costs and enhance overall value of products and services to clients; continuing to drive a performance-driven culture; and talent development and succession planning.

The tables below set forth the 2009 Annual Incentive Plan performance summary for each NEO. Actual incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 36 (excluding the individual performance portion of the bonus, which is reported in the “Bonus” column of such table). The threshold, target and maximum incentive payments are reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards table. The Annual Incentive Plan for the NEOs other than Mr. Canfield is structured to deliver competitive awards based primarily on our profitability as measured by annual Adjusted EPS performance (65% weighting), with a lesser emphasis on annual operating revenue goals (15% weighting), and rewarding individual achievement of annual goals specific to the executive’s function (20% weighting).

2009 Annual Incentive Plan Calculations

Name	Achievement as % of Target			Weighted Achievement
				65%	15%	20%	100%
	Adjusted EPS %	Revenue %	Individual %	Adjusted EPS %	Revenue %	Individual %	Total %
R. Smith	100	73	200	65	11	40	116
L. Adrean	100	73	200	65	11	40	116
C. Rushing	100	73	150	65	11	30	106
K. Mast	100	73	150	65	11	30	106

Name	Bonus Earned as % of Target	2009 Base Earnings $	Target Bonus %	Target Bonus $	Actual Bonus $
R. Smith	116	1,450,000	100	1,450,000	1,681,807
L. Adrean	116	456,750	60	274,050	317,862
C. Rushing	106	420,000	60	252,000	267,087
K. Mast	106	411,600	60	246,960	261,745

The Annual Incentive Plan goals for Mr. Canfield, as President of our TALX business unit, were focused primarily on TALX financial goals, as follows:

	Achievement as % of Target				Weighted Achievement
					30%	30%	20%	20%	100%
Name	Equifax Adjusted EPS %	TALX Revenue %	TALX Operating Income %	Individual %	Equifax Adjusted EPS %	TALX Revenue %	TALX Operating Income %	Individual %	Total %
W. Canfield	100	124	142	150	30	37	28	30	125

Name	Bonus Earned as % of Target	2009 Base Earnings $	Target Bonus %	Target Bonus $	Actual Bonus $
W. Canfield	125	577,500	75	433,125	543,722

Long-Term Incentives

Our long-term equity-based incentive compensation program is designed to:

•	enhance the link between the creation of shareholder value and long-term executive compensation;

•	provide an opportunity for increased equity ownership by executives and other key employees; and

•	ensure a competitive compensation program given the marketplace prevalence of long-term incentive compensation.

Since a financial gain from stock options is possible only after the price of the common stock has increased, the Committee believes that grants of stock options motivate executives and other employees toward behavior and activities that benefit all shareholders. In contrast, the value of restricted stock units varies directly with the market price of the Company’s stock at the time the units vest and as a result they are used primarily for retention purposes.

The size of the April 2009 long-term incentive grants for the CEO was determined by the Committee based on the $3,879,277 aggregate grant date fair value of the 2008 grant (90,000 restricted stock units and 125,000 stock options), times the general industry trend in long-term incentive value for chief executive officers (reflecting a 6.27% annual increase, as determined by Hewitt) for an aggregate grant date fair value of $4,122,628. The Committee approved this value and the resulting awards of 90,000 restricted stock units and 220,000 stock options to Mr. Smith based on the allocation percentages described below.

The size of the April 2009 long-term incentive grants for NEOs other than the CEO ranged from 100% to 123% of the guideline amount indicated by the benchmarking data described below. The middle of the range of grant sizes for each NEO was determined based on the Committee’s competitive analysis of the market data for similar executive positions.

Name	Grant Date Value $	Number of Options Granted	Number of Restricted Stock Units Granted	Percentile of 2009 LTI Equity Grants Against LTI Market Data Guideline
L. Adrean	816,443	41,000	17,000	100%
C. Rushing	624,649	32,000	14,000	123%
K. Mast	623,875	30,000	13,000	115%
W. Canfield	595,530	30,000	12,000	110%

In considering the form of the 2009 equity awards, the Committee concluded that an approximate 50/50 split of value between stock options and restricted stock units was appropriate, as it balanced the lower downside value risk and relative certainty offered by restricted stock units with the upside performance leverage offered by stock options. Each type of equity award is described below.

The Compensation Committee determined the long-term incentive value of the 2009 equity awards by establishing a dollar value within the appropriate range for each NEO and then converting this dollar value to a number of restricted stock units and non-qualified stock options. By using this approach, the number of stock options and restricted stock units varies from year to year based upon, among other things, our stock price at the time of grant (averaged over the preceding six months), even if the award value stays consistent.

For this purpose, stock option values were determined using the Black-Scholes model as calculated by Hewitt, which was 38% of face value. This model assumed a: duration of ten years; risk-free rate of 3.38% (ten-year rate); stock volatility of 30.5% (three-year historic volatility); dividend yield of 0.52% (yield using a $31.00 share price reflecting an approximate six-month average price as of the initial November 2008 valuation date); and termination (risk of forfeiture) rate of 13%. The value of a single restricted stock unit as calculated by Hewitt represented a risk-adjusted present value and was 93% of face value, reflecting a 7% discount for the assumed risk of forfeiture over the applicable vesting period.

Restricted stock units represent a promise to issue unrestricted shares of our common stock once applicable vesting requirements are satisfied. The restricted stock units issued to NEOs vest on the third anniversary of the grant date. The restricted stock units do not accrue dividend equivalent units.

Non-qualified stock options permit an NEO to purchase shares of our common stock at a per-share exercise price equal to the closing price of our common stock as reported on the NYSE on the grant date. Options granted to NEOs in 2009 have a ten-year term and vest one-third on each of the first three anniversaries of the grant date.

Retirement and Other Benefits

Equifax provides its NEOs and other executives with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance. In addition, we maintain a defined benefit retirement plan (the U.S. Retirement Income Plan, or USRIP) and a qualified retirement savings plan, or 401(k) Plan, that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions. Due to limits under the Internal Revenue Code, or Code, on the maximum annual benefit that may be paid to an individual under our retirement plans, we also maintain a nonqualified supplemental retirement plan, or SERP, to offset this limitation. The SERP provides a maximum annual lifetime retirement benefit of 50% of base salary and bonus, based on years of credited service and reduced by benefits from the defined benefit retirement plan. A more complete description of the USRIP in effect as of December 31, 2009 and the SERP is provided under “Pension Benefits” on page 42.

Effective January 1, 2009, the Company amended its qualified defined benefit pension plan to freeze benefits for U.S. employees who do not meet certain grandfathering criteria for retirement eligible employees. The Company provides these employees (except for the employees eligible for the SERP regardless of whether they are grandfathered under the USRIP) and certain other employees not eligible to participate in the pension plan with an enhanced 401(k) Plan. The pension plan amendments freeze service credit but the Company will continue to credit for the participant’s salary increases over time. Grandfathered employees, who include Mr. Mast among the NEOs, remain in the current pension plan and 401(k) Plan. All other SERP participants, who include Mr. Smith, Mr. Adrean and Ms. Rushing, regardless of whether they are grandfathered under the USRIP, remain in the current 401(k) Plan. The qualified pension plan and 401(k) plan changes are in line with established marketplace trends, in which retirement savings through a 401(k) plan is increasingly becoming the standard retirement offering by employers, including many of our competitors for talent and business. The changes did not affect our current U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009. Employees of our TALX subsidiary, who were not previously eligible to participate in the pension plan, will be eligible to participate in the enhanced 401(k) Plan.

The NEOs and certain other executives are eligible to participate in Equifax deferred compensation plans. These plans allow the participants to defer cash compensation and gains otherwise recognized upon the vesting of RSUs. The purpose of these plans is to give eligible employees the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our 401(k) Plan, to enhance their retirement savings without additional Company contributions.

The deferral plans are offered to eligible employees as part of a competitive compensation program, and are described after the Nonqualified Deferred Compensation table on page 44.

These benefits are intended to be part of a competitive retirement and benefit package necessary to attract and retain executive talent. Consistent with this objective, the longer an employee remains with Equifax, the larger the benefit that is earned under the SERP and the USRIP.

The NEOs also are eligible to receive certain perquisites, all of which in 2009 included tax reimbursement on the value of the applicable perquisite, including:

•

financial planning and tax services in the amount of up to $10,000 ($12,500 in the first year for newly hired executives), for NEOs other than the CEO and Mr. Canfield; $12,500 per year for Mr. Canfield; and $50,000 per year for the CEO;

•	comprehensive medical examinations (up to $2,200 annually for diagnostic health care services not otherwise covered by our medical plan);

•

additional life insurance ($7 million for Mr. Canfield, $10 million for the CEO and $3 million for the other NEOs), and additional personal excess liability insurance ($10 million for the CEO and $5 million for the other NEOs);

•	a limited number of club memberships used by Mr. Smith and Mr. Canfield primarily for business purposes, and security system monitoring expenses for the personal residence of the CEO.

The Company believes these benefits are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain high-performing employees for key positions, and are competitive when compared to those offered by our peer group. The attributed costs of these perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 36 and Note 9 thereto. For additional information concerning Mr. Canfield’s life insurance policies, see “Certain Relationships and Related Transactions” on page 52.

Employment Contracts and Change in Control Severance Agreements

We have entered into employment contracts with Mr. Smith and Mr. Canfield. The material provisions of these agreements are discussed following the “Grants of Plan-Based Awards” table on page 37 and the “Potential Payments upon Termination or Change in Control” on page 45.

We have entered into change in control agreements with our other executive officers, which are more fully described under “Potential Payments upon Termination or Change in Control.” We believe these agreements are necessary to allow the participating officers to focus on their duties during the process of an acquisition by ensuring they receive benefits in the event of a change in control of the Company. This safeguards shareholder value in the event the transaction is not consummated, and by delivering an intact management group, maximizes the value of the Company. The agreements are not intended to replace or affect other compensation elements.

Consideration of Tax Effects

The impact of federal tax laws on our compensation program is considered by the Compensation Committee, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Internal Revenue Code, or Code. Much of Equifax’s compensation program is designed to qualify for deductibility under Section 162(m), but not all amounts paid under such programs in 2009 qualified for deductibility, including the amount of Mr. Smith’s base salary, RSUs expensed for financial purposes in 2009, and certain perquisites and tax gross-up amounts in excess of the $1 million Section 162(m) limit.

Award opportunities for executives under the Annual Incentive Plan for 2009 were made subject to attainment by the Company of a specified level of 2009 operating income. The formula was approved by the Committee within the first 90 days of the performance period when there was substantial uncertainty of its attainment. The formula provides a wholly objective maximum for determining Annual Incentive Plan awards. The 2009 short-term incentives for Equifax executive officers were capped at 1% of 2009 Operating income for the CEO and 0.2% of 2009 operating income for each other executive officer. Adjustments to operating income are made by the Committee, as appropriate, to exclude items or variances such as change in federal, state or local tax laws; restructuring charges; items of loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or change in accounting principle, all as determined by GAAP; items of expense or loss related to discontinued operations that do not qualify as a segment of a business under GAAP; any reduction in operating income attributable to the acquisition of business operations during the year, determined either at the time of the acquisition or at year end; and foreign exchange gains and losses.

For the one-year period ended December 31, 2009, the cap under the Section 162(m) formula was equal to $850,000 for each of the NEOs other than the CEO, and $4.25 million for the CEO. Company reported GAAP operating income for 2009 was $407.6 million, and adjustments were made to exclude $55.3 for the impact of acquisition-related amortization expense and $15.8 million for restructuring charges, both net of tax. The Committee used negative discretion to reduce the actual annual incentive awards paid to the NEOs to $1.68 million for the CEO and to a range of from $261,745 to $543,722 for the other NEOs.

If the payments to an NEO on account of the executive’s termination as a result of a change in control, exceed certain amounts, we may not be eligible to deduct the payments for federal income tax purposes. In addition, the NEO could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal income and payroll taxes. To offset the effect of the excise tax, we will make “gross-up” payments to an NEO to reimburse the officer for the excise tax. In this way, the executive retains the same amount the executive would have retained had the excise tax not been imposed. As a result, however, the Company is unable to deduct a large portion of the payments. We provide these payments because, by allowing executives to recognize the full intended economic benefits of their change of control agreement, it ensures that such payments meet the original goals of the program.

We generally have designed our compensation programs for NEOs to comply with Code Section 409A on the payment of deferred compensation so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Stock Ownership Guidelines

Our stock ownership guidelines are designed to increase our executives’ equity stakes in Equifax to a meaningful level and reinforce alignment with shareholder interests. The guidelines provide that, within five years of assuming the position, the CEO should attain an investment position in our stock equal to five times his or her base salary (including 401(k) Plan shares, deferred share units and unvested restricted stock units). All other NEOs should attain within five years an investment position equal to three times their base salary. A reduction in ownership to one-half of the applicable guideline ownership level is permitted for executives age 60 or older who are eligible for retirement. Each of the NEOs has achieved, or is on track to achieve within the applicable five-year period, shareholdings in excess of the applicable multiple set forth above.

The Compensation Committee amended these ownership guidelines in June 2009 to better reflect the stock retention practices of Equifax’s peer companies. The number of executives subject to the guidelines was reduced from approximately 250 to 50 (CEO, senior leadership team and other senior leaders); the CEO multiple was reduced from six times to five times; and shares counted for purposes of the guidelines include only shares which are directly owned, unvested restricted stock units, 401(k) Plan Shares and shares held in deferred compensation plans. The Committee has authority to waive or defer compliance in the case of unusual stock price volatility.

Stock Hedging Transactions

Under our Insider Trading Policy, we prohibit short sales on Equifax stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Equifax stock, by our NEOs and other executives.

Equity Grant Process

Annual equity awards to NEOs are typically made following approval at specified, regularly scheduled meetings of the Compensation Committee each year. In 2009, Committee approval was obtained in April after preliminary discussions in February. Pursuant to our shareholder-approved 2008 Omnibus Incentive Plan, options are priced at fair market value equal to the closing market price of our stock on the NYSE on the grant date. Our policy is that such grants are priced on the approval date or, if this date would fall outside an open stock trading window period, they are priced effective as of the market close on the first business day of the next quarterly trading window period. We do not have any program, plan or practice of setting the exercise price for stock options based on a date or price other than fair market value of our common stock on the date of grant of the award.

Policy on Clawback of Incentive Compensation

In February 2010, the Compensation Committee adopted an incentive compensation “clawback” or recoupment policy effective for incentive compensation awarded for fiscal years beginning after December 31, 2009. Under this policy, in the event of a material misstatement of the financial results, the Committee will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Committee will consider whether any executive officer received incentive compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement.

The Committee will also consider the accountability of any employee (including NEOs) whose acts or omissions were responsible in whole or in part for the events that led to the restatement, and whether such acts or omissions constituted intentional misconduct. The actions the Committee could elect to take against a particular employee, depending on all the facts and circumstances as determined during their review, include repayment of the difference between the incentive compensation paid and the amount that would have been paid based on the restated financial results. In the case of any employee (including an NEO) whose acts or omissions constituted intentional misconduct, recoupment of all or part of any bonus or other incentive compensation paid to the employee that was based upon achievement of financial results that were subsequently restated; disciplinary actions, up to and including termination; and/or the pursuit of other remedies.

Under the terms of our 2008 Omnibus Incentive Plan, employees, including executive officers, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested restricted stock units received during the period beginning six months prior to the date of the violation. In addition, with respect to any award made for fiscal years beginning after December 31, 2009, these recovery means are also applicable to the incentive equity awards of employees who are terminated for cause, as determined in the sole discretion of the Committee.

Conclusion

For the reasons described above, the Company believes that each element of compensation in its executive compensation program and the total compensation paid to or earned by each NEO in 2009 is performance-based, competitive, designed to align with Equifax’s strategic goals, and reasonable.

Actions Taken with Respect to 2010 Compensation

The following actions were taken by the Compensation Committee with respect to 2010 executive compensation:

•

We reviewed and updated our comparator peer group for executive compensation to reflect changes in the industries in which we operate and our long-term growth strategy; the new group will consist of the following companies (companies carried over from the previous peer group are shown in bold print): Alliance Data Systems Corp., Automatic Data Processing Inc., CGI Group Inc., DST Systems Inc., Dun & Bradstreet Corp., Fidelity National Financial, Inc., Fidelity National Information Services, Inc., Fiserv Inc., FTI Consulting Inc., Intuit Inc., Lender Processing Services, Inc., Moody’s Corp., Paychex Inc., Perot Systems Corp., and Western Union Co. Perot Systems Corp. has announced that it is being acquired and accordingly it will be dropped, although we will use its 2009 proxy data for 2010 compensation benchmarking purposes. The median 2008 revenue of these companies was $2.8 billion compared to $1.9 billion for Equifax. These companies were selected by the Committee because they are a business competitor, have similar customers, and/or have similar complexity.

•	We adopted an enhanced incentive compensation clawback policy that will apply to our NEOs and other executive officers. See “Policy on Clawback of Incentive Compensation” on page 34.

•

After receiving no salary increase in 2009, our NEOs will receive merit-based pay increases effective April 3, 2010, ranging from 0% (for our CEO, who requested that the Compensation Committee not increase his base salary for 2010) to 6%.

The Committee believes that these actions are responsive to current economic conditions and are consistent with the objectives of both our executive compensation program and our cost-control efforts. The Committee will continue to monitor our program to ensure that it is consistent with our objectives, provides appropriate incentives to management and remains competitive with the industries in which we operate.

REPORT OF THE COMPENSATION, HUMAN RESOURCES &

MANAGEMENT SUCCESSION COMMITTEE

The Compensation, Human Resources & Management Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation, Human Resources & Management Succession Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Equifax’s Annual Report on Form 10-K for 2009 and 2010 Proxy Statement filed with the Securities and Exchange Commission.

Compensation, Human Resources &

Management Succession Committee

L. Phillip Humann, Chairman

Siri S. Marshall

Mark B. Templeton

EXECUTIVE COMPENSATION TABLES

The following table presents information regarding compensation of the NEOs for services rendered during 2009, 2008 and 2007. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The NEOs may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from the amount listed in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings(7) ($)	All Other Compensation ($)(8)(9)	Total ($)

Richard F. Smith Chairman and CEO	2009 2008 2007	1,450,000 1,456,731 1,340,385	580,000 582,692 536,154	2,474,442 2,918,644 3,503,700	1,648,186 966,359 1,175,718	1,101,807 1,230,938 1,483,806	1,410,400 1,191,000 844,300	145,043 78,235 139,541	8,809,878 8,424,599 9,023,604

Lee Adrean Corporate Vice President and CFO	2009 2008 2007	456,750 460,933 433,077	109,620 110,624 77,954	467,395 486,440 577,080	349,048 239,657 320,650	208,242 233,693 287,650	273,100 198,400 113,400	52,779 43,454 60,686	1,916,934 1,773,201 1,870,497

Coretha M. Rushing Corporate Vice President and Chief Human Resources Officer	2009 2008 2007	420,000 423,846 395,192	75,600 76,292 71,135	384,913 389,153 453,420	239,736 216,464 288,585	191,487 214,890 262,487	244,700 170,400 120,700	38,566 26,488 22,998	1,595,002 1,517,533 1,614,517

Kent E. Mast Corporate Vice President and Chief Legal Officer	2009 2008 2007	411,600 415,369 388,253	74,088 74,766 69,886	368,474 334,323 0	255,401 237,197 277,897	187,657 210,593 257,878	196,600 211,900 223,700	54,632 62,909 73,165	1,548,452 1,547,057 1,290,779

William W. Canfield(1) President, TALX	2009 2008	577,500 570,002	129,938 0	340,129 334,323	255,401 219,627	413,784 237,501	0 0	154,347 241,495	1,871,099 1,602,848

(1)	Mr. Canfield became President of our TALX business unit in May 2007 and was not an NEO in 2007.

(2)

Salary represents annual base salary. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan. Amounts for 2008 reflect one extra week of pay resulting from a change in timing of payment of salary for most U.S. employees from one week in arrears to payment on a current basis.

(3)

Reflects the individual performance portion of the annual incentive bonus or other incentive; the remainder of the bonus is shown under the Non-Equity Incentive Plan Compensation column in this table. The entire annual incentive bonus was subject to performance-based conditions based on achieving a specified level of operating income for 2009 for purposes of Section 162(m), as described under “Consideration of Tax Effects” on page 32. The Compensation Committee exercised negative discretion to reduce the maximum annual incentive award to plan design levels as described under “Analysis of 2009 Compensation” on page 24. Amounts shown are not reduced to reflect the individual’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan. Mr. Canfield’s 2008 bonus was all performance-based and is included under the “Non-Equity Incentive Plan Compensation” column for 2008.

(4)

The column shows the aggregate grant date fair value of the awards computed in accordance with compensation accounting rules (FASB ASC Topic 718) for 2009, 2008 and 2007. A discussion of the assumptions used in calculating the award values may be found in Note 7 to the notes to our audited consolidated financial statements on pages 82-85 of our Annual Report on Form 10-K for the year ended December 31, 2009. Further details regarding these grants can be found in the narrative disclosure following the “Grants of Plan-Based Awards Table” below.

(5)

The column shows the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. In 2009, Messrs. Smith, Adrean, Mast and Canfield and Ms. Rushing were granted 220,000, 41,000, 30,000, 30,000, and 32,000 non-qualified stock options, respectively, under the 2008 Omnibus Incentive Plan. All stock options were granted at the closing market price of our stock on the NYSE on the date of grant and vest one-third on each of the next three anniversaries of the grant date. The 2007 amount under “Stock Awards” for Mr. Mast is zero because in December 2004, the Compensation Committee granted him 42,000 restricted stock units as part of a program to provide stability to the senior management team as the Company transitioned to a new Chief Executive Officer. The units vested in one-third increments on the third, fourth and fifth anniversaries of the grant date. The grant was in lieu of 2005 through 2007 annual RSU grants.

(6)

Represents annual incentive bonuses paid under the Annual Incentive Plan for services performed in 2009, 2008, and 2007, respectively, minus the individual performance portion of the bonus, which is shown in the “Bonus” column in this table. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(7)

Reflects the actuarial increase at December 31 of the applicable year in the present value of the NEOs’ accumulated benefits under Equifax’s Supplemental Retirement Plan, or SERP, and the U.S. Retirement Income Plan, or USRIP, at the earliest unreduced retirement age, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan.

(8)

The “All Other Compensation” column has been adjusted from prior years to reflect the tax gross-up related to the increase in the supplemental executive retirement plan value for Mr. Smith and Ms. Rushing in 2008, and for Mr. Mast in 2008 and 2007; and to reflect payment for unused vacation for Mr. Canfield in 2008.

(9)	The “All Other Compensation” column for 2009 consists of the following:

Name	Perquisites and Other Personal Benefits(a) ($)	Company Match on Qualified 401(k) Savings Plan(b) ($)	Insurance Premiums(c) ($)	Tax Reimbursements(d) ($)	Total ($)
R. Smith	43,115	7,350	28,950	65,628	145,043
L. Adrean	5,331	7,350	16,155	23,943	52,779
C. Rushing	10,000	7,350	6,195	15,021	38,566
K. Mast	10,000	7,350	15,300	21,982	54,632
W. Canfield	41,432	0	71,124	41,791	154,347

(a)	Includes the following amounts for financial planning and tax services: Mr. Smith, $31,114; Mr. Adrean, $3,500; Ms. Rushing, $10,000; Mr. Mast, $10,000; and Mr. Canfield, $12,500; for executive physicals: Mr. Smith, $1,650; and Mr. Adrean, $1,831. For Mr. Smith, also includes $6,888 for club dues and $3,463 system monitoring expense for his personal residence; and for Mr. Canfield includes payment of unused vacation in the amount of $28,932.

(b)	For 2009, the Company matched 50% of the first 6% of compensation (subject to the government limit on compensation of $245,000 in 2009) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. See “401(k) Plan and Defined Benefit Pension Plan” on page 38.

(c)	Represents premiums paid for executive officer personal excess liability insurance and life insurance. Mr. Canfield’s amount includes an equalization payment of $24,295 which maintains the insurance expense at a level similar to the amount he paid prior to the acquisition of TALX by Equifax in 2007.

(d)	Represents reimbursement of federal and state income taxes on personal benefits as applicable, including financial planning and tax services, club memberships, supplemental executive retirement plan benefits, executive life insurance and excess liability insurance.

GRANTS OF PLAN-BASED AWARDS

For the Year Ended December 31, 2009

The following table summarizes 2009 grants of equity and non-equity plan-based awards to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Smith		580,000	1,450,000	2,900,000
	4/24/09							90,000		28.81	2,474,442
	4/24/09								220,000	28.81	1,648,186
L. Adrean		109,620	274,050	548,100
	4/24/09							17,000		28.81	467,395
	4/24/09								41,000	28.81	349,048
C. Rushing		100,800	252,000	504,000
	4/24/09							14,000		28.81	384,913
	4/24/09								32,000	28.81	239,736
K. Mast		98,784	246,960	493,920
	4/24/09							13,000		28.81	368,474
	4/24/09								30,000	28.81	255,401
W. Canfield		173,250	433,125	866,250
	4/24/09							12,000		28.81	340,129
	4/24/09								30,000	28.81	255,401

(1)	Reflects payment levels under the Annual Incentive Plan described below under “2009 Annual Incentive Plan.” Threshold is the lowest payment available at the lowest level of performance prescribed by the plan (25% payout) for corporate and business unit financial performance metrics and individual performance (an “achieves expectations” threshold individual goal rating); target reflects a 100% payout level; and maximum is 200% of the target amount. These amounts are based on the individual’s current salary and position. The minimum payment is $0.

(2)	Reflects the number of shares of time-based restricted stock units received by each NEO during 2009 pursuant to awards granted under the 2008 Omnibus Incentive Plan.

(3)	Reflects nonqualified options granted to each NEO during 2009 under the 2008 Omnibus Incentive Plan.

(4)	Reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found in Note 7 to the notes to our audited consolidated financial statements on pages 82-85 of our Annual Report on Form 10-K for year ended December 31, 2009.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

2009 Annual Incentive Plan

Annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each NEO in 2009 pursuant to the individual performance portion is reported in the “Bonus” column of the Summary Compensation Table above. The remainder of the incentive, which is based on the Company performance portion, is shown under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the Estimated Future Payouts under the “Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table above. Additional information regarding the design of the annual incentive plan is included in the Compensation Discussion and Analysis above.

401(k) Plan and Defined Benefit Pension Plan

We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate. Pursuant to this plan, employees may elect to reduce their current compensation up to the lesser of 30% (offset by after-tax contributions) or the statutorily prescribed limit of $16,500 in 2009 (plus up to an additional $5,500 in the form of “catch up” contributions for participants age 50 or older), and have the amount of any reduction contributed to the 401(k) Plan for investment in various investment funds. The plan is intended to qualify under Code Sections 401(a) and 401(k), so that contributions by us or our employees to the plan and income earned on contributions are not taxable to employees until withdrawn from the plan and so that contributions will be deductible by us when made. In 2009, depending on eligibility, we matched either 50% of the first 6% of pay, or 100% of 4% of pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $245,000 in 2009), plus a direct Company contribution as noted below.

Effective January 1, 2009, we redesigned our retirement program for active U.S. employees, the U.S. retirement Income Plan, or USRIP. We have frozen our qualified defined benefit pension plan for U.S. employees who do not meet certain grandfathering criteria for retirement eligible employees, and provide these employees and certain other employees not eligible to participate in the USRIP with an enhanced 401(k) Plan. The pension plan amendments freeze service credit, but continue to credit for the participant’s salary increases over time. Grandfathered employees, who include Mr. Mast among the NEOs, will remain in the current pension plan and 401(k) Plan. In addition, all currently active SERP participants (which include all of the NEOs) will remain in the current 401(k) Plan and not participate in the enhanced 401(k) Plan. These changes are in line with established marketplace trends, in which retirement savings through a 401(k) plan is increasingly becoming the standard retirement offering by employers, including many of the Company’s competitors for talent and business. Under the enhanced 401(k) Plan, Equifax may make a contribution of between 1.5% and 4% of pay based on years of service, even if employees do not choose to make a 401(k) plan contribution, and also may provide a 100% match on employees’ 401(k) Plan contributions up to

4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan. Combining the maximum employee-provided and Company-provided contributions, eligible employees can have as much as 8% of their pay contributed to their enhanced 401(k) Plan investment choices. The changes did not affect our current U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009. Mr. Canfield and other eligible employees of our TALX subsidiary, who were not previously eligible to participate in the pension plan, were eligible to participate in the enhanced 401(k) Plan as of January 1, 2009.

Executive Life and Supplemental Retirement Benefit Plan

The Executive Life and Supplemental Retirement Plan provides executive life insurance benefits as well as capital accumulation benefits. The plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The plan was amended and restated effective July 2002 to provide that (1) executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers; (2) participants will receive a federal and state income tax reimbursement for the economic value of the life insurance provided to each participant under the plan.

For executive officers, the amount that Equifax paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table on page 36 under the heading “All Other Compensation.”

Employment Contracts with Certain Officers

We maintain employment agreements with Messrs. Smith and Canfield. We believe that these employment agreements help retain experienced executives.

Richard F. Smith.    On September 19, 2008, the Company entered into an amended and restated employment agreement with Mr. Smith to continue to serve as Chairman and CEO through at least September 19, 2010. The amendment was negotiated and approved by the Compensation Committee. Mr. Smith’s employment agreement will be automatically extended for additional one-year periods after the initial two-year term unless either party gives the other party notice of nonrenewal at least 12 months prior to the end of the applicable term. Mr. Smith’s annual base salary of $1.45 million is subject to annual performance-based review and upward adjustment, and he is eligible for an annual target incentive bonus of 100% of his annual base salary, depending on the achievement of performance criteria established by the Committee. Mr. Smith became vested in the SERP as described under “Pension Benefits” on page 42 and was credited with five years of service under such plan. The employment agreement also includes general severance protections described under “Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments” on page 51.

William W. Canfield.    In connection with the Company’s acquisition of TALX Corporation in May 2007, the Company assumed TALX Corporation’s obligations under an existing employment agreement entered into between TALX and Mr. Canfield on September 1, 1996, as amended on February 1, 2007 and further amended in September 2008 as noted below. Under the continuing provisions of this employment agreement, Mr. Canfield’s employment period is three years with automatic one-year extensions unless either party provides written notice of nonrenewal 90 days prior to the September 1 anniversary date of the agreement. If Mr. Canfield’s employment is terminated without “cause” (including, without limitation, an uncured material breach of the agreement by him), or by Mr. Canfield for “good reason” (including, without limitation, an uncured material breach of the agreement by the Company, the reduction of his salary, benefits or other perquisites, failure by TALX to extend the expiration date of his agreement or to obtain a successor’s assumption of the Company’s obligations under the agreement), the Company would be obligated to pay Mr. Canfield his annual base salary plus a specified bonus and benefits over a three-year “continuation period.”

If Mr. Canfield’s employment is terminated for “cause” (including without limitation material breach by him of the agreement, certain criminal acts involving moral turpitude or willful misconduct), or by him without “good reason,” he would be entitled to be paid his salary through the date of such termination, to receive an annual incentive bonus as determined by the Compensation Committee in its discretion, and to extend benefit coverage pursuant to any legal or contractual rights in benefit plans.

Mr. Canfield generally would be entitled to an additional “gross-up” payment in the event that any payments or distributions to him under the agreement are subject to excise taxes under Code Section 4999. In the event Mr. Canfield is subject to Code section 409A, any severance payments to him under the employment agreement would be delayed for six months or to the extent necessary to avoid adverse tax consequences under Code Section 409A.

Mr. Canfield’s employment agreement also includes change in control severance protections described under “Additional Information Regarding Mr. Canfield’s Employment Agreement and Post-Termination Payments” on page 51.

2008 Amendments to Employment Contracts with Messrs. Smith and Canfield.    In September 2008, the Compensation Committee approved amendments to the employment agreements for Messrs. Smith and Canfield to change the definition of “annual bonus” for the purpose of calculating the executive’s termination compensation to reflect a recent Internal Revenue Service ruling holding that employment contracts generally do not satisfy Code Section 162(m) with respect to performance-based compensation requirements for Company expense deductions when the contract provides for a “deemed” satisfaction of the executive’s performance goals in the event of the executive’s termination.

Under Mr. Smith’s agreement, in the event of his separation of service as defined under Code Section 409A, or a Change in Control of the Company followed by Mr. Smith’s termination by the Company other than for Cause, Disability or death, or his voluntary termination for Good Reason (as such terms are defined in the agreement), he will receive, among other payments previously disclosed, (i) a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, pro rated for the number of days in the current fiscal year through the date of termination; and (ii) a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a Change of Control event).

Previously, Mr. Smith’s annual incentive-based payment was calculated based on (1) pro rated annual bonus earned for the year in which the termination occurs and (2) a severance payment of one year’s target bonus; in a Change in Control event, the severance payment included the greater of (i) the highest annual bonus paid to him or paid but deferred under the annual incentive plan, (ii) any earned, but unpaid, bonus accrued for his benefit under the annual incentive plan, or (iii) his highest target annual bonus under the annual incentive plan, whether or not earned, in each case with respect to the three calendar years immediately preceding the year in which the date of termination occurs (times a multiple of three).

Mr. Smith’s employment agreement also was amended (i) in accordance with the rules under Code Section 409A, to add a six-month delay in payment of termination compensation in the event that he is subject to Section 409A at the time of his termination, and to restrict the timing for payment of any tax gross-up amounts that may become due under the arrangement; (ii) to reflect his then-current minimum base annual salary of $1.45 million; (iii) to reflect the current term which runs through September 19, 2010, subject to automatic renewal for additional one-year periods unless either party gives notice of non-renewal at least 12 months prior to the applicable anniversary date; and (iv) to incorporate the terms of the existing change in control provisions of his employment agreement as modified for the annual incentive-based payment changes noted in the previous paragraph.

The employment agreement between Mr. Canfield and the TALX business unit of the Company was amended by the parties effective September 23, 2008, to comply with Code Section 409A. The amended agreement provides that if Mr. Canfield terminates the agreement for “good reason,” as defined in the agreement, he will receive the highest annual bonus earned under the annual incentive plan with respect to the three calendar years immediately preceding the year in which the termination occurs, payable over the three year continuation period. Previously, the annual bonus amount was based on Mr. Canfield’s estimated target annual incentive compensation for the year of termination.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

December 31, 2009

The following table summarizes information with respect to the number of securities underlying outstanding plan awards for each NEO as of December 31, 2009:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
R. Smith	75,000	0		0	38.10	1/6/2016	265,000	(5)	8,185,850	0	0
	73,333	36,667	(2)	0	41.22	2/7/2017
	41,666	83,334	(3)	0	33.88	2/8/2018
	0	220,000	(4)	0	28.81	4/24/2019
L. Adrean	30,000	0		0	37.54	11/1/2016	46,000	(9)	1,420,940	0	0
	20,000	10,000	(6)	0	41.22	2/7/2017
	10,333	20,667	(7)	0	33.88	2/8/2018
	0	41,000	(8)	0	28.81	4/24/2019
C. Rushing	25,000	0		0	37.00	5/11/2016	37,000	(13)	1,142,930	0	0
	18,000	9,000	(10)	0	41.22	2/7/2017
	9,333	18,667	(11)	0	33.88	2/8/2018
	0	32,000	(12)	0	28.81	4/24/2019
K. Mast	40,788	0		0	25.50	2/5/2012	23,000	(17)	710,470	0	0
	17,847	0		0	21.11	1/29/2013
	21,106	0		0	25.68	1/29/2014
	35,000	0		0	30.30	2/3/2015
	25,000	0		0	36.70	2/9/2016
	17,333	8,667	(14)	0	41.22	2/7/2017
	9,000	18,000	(15)	0	33.88	2/8/2018
	0	30,000	(16)	0	28.81	4/24/2019
W. Canfield	8,333	16,667	(18)	0	33.88	2/8/2018	22,000	(20)	679,580	0	0
	0	30,000	(19)	0	28.81	4/24/2019

(1)	Based on the closing price of the Company’s common stock as of December 31, 2009 ($30.89), as reported on the NYSE.

(2)	Options vest on February 7, 2010.

(3)	Options vest in equal installments of 41,667 on February 8, 2010, and February 8, 2011.

(4)	Options vest on April 24, 2010 (73,333), April 24, 2011 (73,333), and April 24, 2012 (73,334).

(5)	Restricted stock units vest on February 7, 2010 (85,000), February 8, 2011 (90,000), and April 24, 2012 (90,000).

(6)	Options vest on February 7, 2010.

(7)	Options vest February 8, 2010 (10,333), and February 8, 2011 (10,334).

(8)	Options vest on April 24, 2010 (13,666), April 24, 2011 (13,667), and April 24, 2012 (13,667).

(9)	Restricted stock units vest on February 7, 2010 (14,000), February 8, 2011 (15,000), and April 24, 2012 (17,000).

(10)	Options vest on February 7, 2010.

(11)	Options vest on February 8, 2010 (9,333), and February 8, 2011 (9,334).

(12)	Options vest on April 24, 2010 (10,666), April 24, 2011 (10,667), and April 24, 2012 (10,667).

(13)	Restricted stock units vest on February 7, 2010 (11,000), February 8, 2011 (12,000), and April 24, 2012 (14,000).

(14)	Options vest on February 7, 2010.

(15)	Options vest in equal installments of 9,000 on February 8, 2010, and February 8, 2011.

(16)	Options vest in equal installments of 10,000 on April 24, 2010, April 24, 2011, and April 24, 2012.

(17)	Restricted stock units vest on February 8, 2011 (10,000), and April 24, 2012 (13,000).

(18)	Options vest on February 8, 2010 (8,333), and February 8, 2011 (8,334).

(19)	Options vest in equal installments of 10,000 on April 24, 2010, April 24, 2011, and April 24, 2012.

(20)	Restricted stock units vest on February 8, 2011 (10,000), and April 24, 2012 (12,000).

OPTION EXERCISES AND STOCK VESTED

For the Year Ended December 31, 2009

The table below sets forth information regarding stock option awards that were exercised, and restricted stock unit awards that vested, during 2009 for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
R. Smith	0	0	40,000	1,133,200
L. Adrean	0	0	14,000	383,320
C. Rushing	0	0	10,000	286,000
K. Mast	0	0	14,000	426,300
W. Canfield	0	0	0	0

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested. These shares represent restricted stock units.

PENSION BENEFITS

December 31, 2009

The table below shows the present value at December 31, 2009 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the U.S. Retirement Income Plan, or USRIP, and the Supplemental Retirement Plan for Executives of Equifax Inc., or SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Mr. Canfield is not eligible to participate in the USRIP or SERP.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
R. Smith	USRIP	3		48,600	0
	SERP	9	(1)	5,231,70	0

L. Adrean	USRIP	2		52,400	0
	SERP	3		532,500	0

C. Rushing	USRIP	3		61,300	0
	SERP	4		535,000	0

K. Mast	USRIP	9		272,800	0
	SERP	9		1,483,700	0

(1)	In order to compensate Mr. Smith for retirement benefits he forfeited upon leaving his previous employer, in 2005 Equifax credited five years of service to his SERP Account.

(2)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the NEO may not currently be entitled to receive because such amounts are not vested.’

Retirement Plan.    The USRIP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The following summary of the USRIP is as of December 31, 2009. The USRIP was amended effective January 1, 2009, as described above in the Compensation Discussion and Analysis.

The USRIP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

•

“Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are capped under Internal Revenue Service requirements. The cap in 2009 was $245,000.

•	“Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the USRIP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. Mr. Mast is retirement-eligible.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a ten-year certain and life annuity and joint and survivor annuities. The ten-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to the participant’s beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

Supplemental Retirement Plan.    The SERP covers the NEOs and other senior executive officers as designated by the Compensation Committee.

The SERP provides benefits that are supplemental to the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of average total earnings multiplied by years of service as a senior executive officer, up to 10 years, plus 1.67% of average total earnings multiplied by years of service as a senior executive officer in excess of 10 years up to 20 years. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. Pursuant to his employment agreement, Mr. Smith was credited with an additional five years of service under the SERP to make up for lost benefits at his former employer.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan, or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. Mr. Mast is retirement-eligible. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth, for each NEO, information regarding their participation in our nonqualified deferred compensation plans in 2009. All of the balances relate to executives’ own deferred amounts invested in investment funds available to the general public. We do not make any additional contributions to such plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
R. Smith	0	0	0	0	0
L. Adrean	0	0	0	0	0
C. Rushing	52,659	0	347	0	196,394
K. Mast	55,115	0	1,414	0	666,131
W. Canfield	0	0	0	0	0

(1)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 36.

(2)	Other amounts reported in the “Aggregate Balance at Last FYE” column include amounts deferred by the executive and disclosed in the Summary Compensation Table for years prior to 2009, as follows: Ms. Rushing, $0; and Mr. Mast, $0.

We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. The benefits under these deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. The purpose of this trust is to ensure the distribution of benefits accrued by the participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement.

Director and Executive Stock Deferral Plan.    This plan permits the NEOs and other eligible employees to defer taxes on gains realized from the vesting of restricted stock units. Participants may defer 25%, 50%, 75%, or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives the right to a number of shares of deferred stock equal to any gain in the value of our common stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

Executive Deferred Compensation Plan.    This nonqualified plan is a tax deferred compensation program for a limited number of executives, including named executive officers, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual incentive. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the named executive officers. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2009 under the circumstances shown. The tables exclude (1) amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2009, and (2) vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

RICHARD F. SMITH

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	111,538	(1)	2,647,922	(2)	13,498,807	(3)	0	0		0
Pension/supplemental retirement plan(4)	5,280,300	5,280,300		5,280,300		5,280,300		0	5,280,300		3,296,400	(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		626,000	(7)	0	0		10,000,000	(9)
Disability benefits	0	0		0		958	(10)	0	998,900	(11)	0
Healthcare benefits	0	0		24,840	(12)	54,258	(13)	0	48,300	(15)	4,700	(16)
Perquisites and other personal benefits	0	0		0		50,000	(17)	0	0		0
Tax gross-up	0	0		0		4,016,139	(18)	0	0		0
Market value of stock options vesting on termination	0	0		0		457,600	(19)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		8,185,850	(20)	0	8,185,850	(20)	8,185,850	(20)
Total:	5,280,300	5,391,838		7,953,062		32,169,912		0	14,513,350		21,486,950

LEE ADREAN

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	35,135	(1)	87,837	(1)	3,168,629	(3)	0	0		0
Pension/supplemental retirement plan(4)	584,900	584,900		584,900		584,900		0	584,900		322,300
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		312,000	(7)	0	0		3,000,000	(9)
Disability benefits	0	0		0		958	(10)	0	615,200	(11)	0
Healthcare benefits	0	0		0		54,258	(13)	0	55,400	(15)	6,000	(16)
Perquisites and other personal benefits	0	0		0		10,000	(17)	0	0		0
Tax gross-up	0	0		0		1,068,230	(18)	0	0		0
Market value of stock options vesting on termination	0	0		0		85,280	(19)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		1,420,940	(20)	0	1,420,940	(20)	1,420,940	(20)
Total:	584,900	620,035		672,737		6,705,195		0	2,676,440		4,749,240

CORETHA M. RUSHING

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	32,308	(1)	80,769	(1)	2,881,621	(3)	0	0		0
Pension/supplemental retirement plan(4)	596,300	596,300		596,300		596,300		0	596,300		339,600	(5)
Executive compensation deferral program(6)	196,394	196,394		196,394		196,394		196,394	196,394		196,394
Life insurance benefits	0	0		0		231,000	(7)	0	0		3,000,000	(9)
Disability benefits	0	0		0		958	(10)	0	934,500	(11)	0
Healthcare benefits	0	0		0		22,050	(13)	0	0	(15)	0	(16)
Perquisites and other personal benefits	0	0		0		10,000	(17)	0	0		0
Tax gross-up	0	0		0		924,068	(18)	0	0		0
Market value of stock options vesting on termination	0	0		0		66,560	(19)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		1,142,930	(20)	0	1,142,930	(20)	1,142,930	(20)
Total:	792,694	825,002		873,463		6,071,881		196,394	2,870,124		4,678,924

KENT E. MAST

Payment or benefit	Voluntary termination by named executive officer ($)		Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0		63,323	(1)	174,138	(1)	2,481,455	(3)	0		0		0
Pension/supplemental retirement plan(4)	1,756,500		1,756,500		1,756,500		1,756,500		1,756,500		1,756,500		944,700	(5)
Executive compensation deferral program(6)	666,131		666,131		666,131		666,131		666,131		666,131		666,131
Life insurance benefits	100,646	(8)	0		100,646	(8)	100,646	(8)	100,646	(8)	0		3,000,000	(9)
Disability benefits	0		0		0		958	(10)	0		356,700	(11)	0
Healthcare benefits	0		0		0		44,688	(13)	22,800	(14)	22,800	(15)	22,800	(16)
Perquisites and other personal benefits	0		0		0		10,000	(17)	0		0		0
Tax gross-up	0		0		0		0	(18)	0		0		0
Market value of stock options vesting on termination	0		0		0		62,400	(19)	0		0		0
Market value of restricted stock vesting on termination	0		0		710,470	(20)	710,470	(20)	710,470	(20)	710,470	(20)	710,470	(20)
Total:	2,422,631		2,485,954		3,307,239		5,732,602		3,155,901		3,512,601		5,344,101

WILLIAM W. CANFIELD

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	2,976,189	(2)	16,000,587	(3)	0		0		0
Pension/supplemental retirement plan(4)	0	0		0		0		0		0		0
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0		0		0		7,000,000	(9)
Disability benefits	0	0		0		0		0		120,000	(11)	0
Healthcare benefits	0	0		22,638	(12)	22,638	(13)	0		0	(15)	0
Perquisites and other personal benefits	0	0		0		12,500	(17)	0		0		0
Tax gross-up	0	0		0		3,451,888	(18)	0		0		0
Market value of stock options vesting on termination	0	0		0		62,400	(19)	0		0		0
Market value of restricted stock vesting on termination	0	0		679,580	(20)	679,580	(20)	679,580	(20)	679,580	(20)	679,580	(20)
Total:	0	0		3,678,407		20,229,593		679,580		799,580		7,679,580

(1)	Reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan described below. Mr. Canfield was ineligible for both the Equifax Severance Plan and the TALX Severance Plan as of December 31, 2009.

(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, equal to the product of eight (the number of months remaining on his employment contract) and one-twelfth of the sum of his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the year in which the date of termination occurs. For Mr. Canfield, reflects the severance payments under his employment agreement, equal to three times his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the date of termination

(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to an employment agreement (Mr. Smith) or Tier I Change in Control Agreement for all other NEOs except Mr. Canfield. For Mr. Canfield, reflects the severance payments under his employment agreement, equal to one dollar less than an amount equal to three times his five-year average annual pay as reported in Box 1 of his Form W-2.

(4)	Reflects pension benefits as described under the 2009 Pension Benefits Table, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), mortality based on the RP-2000 Combined Healthy table published by the Society of Actuaries, and discount rate of 5.96%.

(5)	Reflects the present value of the death benefit payable to a surviving spouse at the decedent’s earliest retirement age (age 55 or current age, if later).

(6)	Reflects amounts previously earned but deferred by the NEO, as described above under the 2009 Nonqualified Deferred Compensation Table.

(7)	Reflects the sum of the outstanding premiums due under their current life insurance coverage. As of December 31, 2009, the insurance policy for Mr. Mast was fully paid up and no additional premiums were due.

(8)	Mr. Mast is covered under a collateral assignment life insurance agreement. This value represents the cash surrender value of the policy as of December 31, 2009 in the amount of $654,632 less the recoupment of Company’s premiums paid since policy inception in the amount of $553,986, but not less than zero.

(9)	Reflects the executive life insurance benefit payable assuming the executive’s death occurred on December 31, 2009. We also maintain a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.

(10)	Reflects the value (without discounting) of the executive’s disability benefit premiums as of December 31, 2009 determined (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, and (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs.

(11)	Reflects the present value of the executive’s disability income benefits as of December 31, 2009 determined (a) assuming full disability at December 31, 2009 and continuing through age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the RP-2000 Disabled Retiree mortality table published by the Society of Actuaries, and (c) applying a discount rate of 5.45% per annum. For Mr. Canfield, who is age 71, disability income benefits under the Company’s long-term disability plan would be limited to a maximum of twelve months of payments at $10,000 per month.

(12)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of 18 months of family PPO health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 13 below), discounted at an interest rate of 5.45%.

(13)	Reflects the present value of group health and dental benefits and a 401(k) Plan employer match equivalent for three years assuming executive’s employment had been terminated on December 31, 2009, determined (a) assuming continuation coverage in our group health and dental plans, (b) based on current COBRA coverage rates for 2009 and assuming 10 to 11% annual inflation in cost of medical coverage for the ensuing three years, (c) assuming executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 5.45% per annum. Includes a 401(k) Plan employer match equivalent of $22,050, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.

(14)	Reflects the present value of health benefits provided to the executive and spouse from the retiree medical plan applying assumptions used in the Company’s financial statement disclosure.

(15)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2009, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 712. For those NEOs who would be retirement eligible upon disablement, reflects the actuarial present value of the employer cost of providing continuation medical coverage under the retiree medical program, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 715.

(16)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 years from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC 712. For those NEO’s who would be retirement eligible at death, reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage under retiree medical program, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 715.

(17)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.

(18)	Equifax will provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

(19)	Pursuant to our stock option plans, executive would become immediately vested in all outstanding stock options. This value reflects the difference between our closing stock price on December 31, 2009 ($30.89) and the exercise price of all outstanding unvested options.

(20)	Pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding restricted stock units. The value reflects the value of the units using the closing share price as of December 31, 2009 ($30.89).

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during executive’s term of employment. These amounts include:

•	annual incentive compensation earned during the fiscal year;

•	vested shares awarded under the 2008 Omnibus Incentive Plan or previous stock benefit plans;

•	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

•	accrued vacation pay and amounts accrued and vested under our retirement plan and supplemental retirement plan.

Equifax Inc. Severance Plan.    Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible non-exempt employee is entitled to a severance benefit of two weeks of base salary for his or her first four years of service plus one week for each year of service thereafter, subject to a maximum of 26 weeks of pay; exempt employees receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible non-exempt employees entitles the employee to two weeks of severance for less than ten years of service, four weeks of severance if they have at least ten but less than 15 years of service, and six weeks of severance if they have 15 or more years of service; for exempt employees, four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, the executive will:

•	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

•	be entitled to receive a prorated share of any performance-based stock grant upon completion of such performance milestones;

•

continue to receive medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan;

•	continue to receive executive life insurance benefits; and

•	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the subsequent year ($50,000 in the case of the CEO).

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed under the previous two headings, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate.

Payments Made Upon a Change in Control

The Compensation Committee in October 2008 approved Tier I change in control agreements (the “CIC Agreements”) with the NEOs (other than Messrs. Smith and Canfield, who have change in control provisions in their respective employment agreements as described below).

The CIC Agreements provide that each executive will be an at-will employee of the Company entitled to receive certain payments and benefits in the event of an employment termination after a change in control of the Company.

The CIC Agreements provide that if an executive’s employment is terminated within three years following a change in control (other than termination by Equifax for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason,” in addition to the benefits listed above under “Payments Made Upon Termination,” the NEO will receive:

•

a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, pro rated for the number of days in the current fiscal year through the date of termination;

•

a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a Change of Control event);

•

a lump sum severance payment, in addition to the benefits accrued under the Company defined benefit retirement plan or supplemental retirement plan (collectively, the “Retirement Plan”), in an amount actuarially equivalent to the executive’s benefits under the Retirement Plan with the following adjustments: (a) executive will be treated as if 100% vested under the Retirement Plan regardless of actual years of credited service; (b) executive will be credited with up to five additional years of service with respect to any supplemental retirement plan, in an amount equal to what the executive would have earned if executive had remained a Company employee until age 62; (c) executive’s final average earnings will be determined using the highest monthly rate of base salary in effect during the 12 months preceding executive’s termination plus the executive’s highest annual bonus paid to him or paid but deferred with respect to the three calendar years prior to the executive’s termination (regardless of any earnings limitations under the defined benefit retirement plan or governmental regulations applicable to such plan); and (d) the monthly retirement benefit so calculated shall be reduced by an amount equal to the monthly retirement benefit payable to executive under the Retirement Plan;

•	continuation of executive’s group health, dental, vision, life, disability and similar coverages for three years;

•	upon satisfaction of requirements for coverage prior to the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and

•

participation in the 401(k) Plan for a three-year period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the CIC Agreements, a change in control is deemed to occur:

•	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

•	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	a sale or disposition of all or substantially all of our assets; or

•	a complete liquidation or dissolution of the Company.

“Good reason” under the CIC Agreements means (i) a reduction in the executive’s base salary or material diminution of annual bonus opportunity, or failure to continue in effect benefits under the Company’s retirement compensation or other benefit plans; (ii) a requirement that the executive be based at a location more than 35 miles from his or her principal work location prior to the change of control; or (iii) assignment of duties inconsistent with his or her position prior to the change of control, or a substantial change in the nature of executive’s responsibilities. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

Benefits payable under the CIC Agreements and other Company compensation or benefit plans are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Code Section 4999. No payments have been made to any NEO under these agreements.

The CIC Agreements added confidentiality provisions during the NEO’s employment and for two years after termination of employment. The agreement also subjects the executive to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan.    Under the AIP, an NEO would forfeit his award if he voluntarily terminated his employment other than for good reason (as defined in the AIP) prior to year-end or if he is terminated by us for cause (as defined in the AIP). However, the executive would receive a pro rata award under the plan if executive’s employment is terminated prior to year end as a result of death, disability, normal retirement or full early retirement, or involuntarily terminated by the Company without cause or voluntarily terminated by him for good reason. If there is a change in control event and a named executive officer is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described above under “Payments Made Upon a Change in Control.”

2008 Omnibus Incentive Plan.    Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement, or job elimination. Under the plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and restricted stock units will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments

If Mr. Smith’s employment is terminated while his employment agreement with the Company is in effect by us other than for “cause” or disability, or by Mr. Smith for “good reason,” we will pay Mr. Smith the following, which we refer to as the accrued obligations:

•	his base salary through the date of termination;

•	a pro rata bonus for the year of termination;

•	accrued pay in lieu of unused vacation; and

•	any unvested compensation.

We will also pay Mr. Smith a severance payment equal to the sum of his base salary and his highest annual bonus over the preceding three calendar years. The Company will provide COBRA health insurance continuation coverage for 18 months.

If Mr. Smith’s employment is terminated by reason of his death, disability or retirement, Mr. Smith will receive his accrued obligations. If Mr. Smith’s employment is terminated by the Company for cause or by Mr. Smith without good reason, he will receive his accrued obligations (excluding the pro rata bonus).

Mr. Smith’s employment agreement governs his benefits upon the occurrence of a change in control of the Company. Benefits payable under the employment agreement are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments Mr. Smith receives will be increased, if necessary, so that after taking into account all taxes he would incur as a result of those payments, he would receive the same after-tax amount he would have received had no excise tax been imposed under Code Section 4999.

Mr. Smith’s employment agreement contains confidentiality provisions during employment and for two years after termination of employment. The agreement also subjects Mr. Smith to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

“Cause” for this purpose generally means:

•	willful and continued failure to perform substantially his duties with us (other than any such failure resulting from incapacity due to physical or mental illness);

•	intentional violation of our Code of Ethics or Insider Trading Policy; or

•	commission of, or a plea of guilty or no contest relating to, a felony or crime involving moral turpitude.

“Good Reason” for this purpose generally means:

•

demotion from the position of chief executive officer or a material diminution in his authority, duties or responsibilities in such position, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice thereof given by Mr. Smith;

•	a reduction in base salary, target bonus or maximum bonus opportunity;

•	we require Mr. Smith to be based more than 35 miles from our principal executive offices in Atlanta, Georgia;

•	any failure by us to require a successor to comply with the agreement; and

•	any material breach by us of any other material provision of the employment agreement (e.g., failing to pay promised amounts).

Additional Information Regarding Mr. Canfield’s Employment Agreement and Post-Termination Payments

Under Mr. Canfield’s amended employment agreement, if, within 12 months of a “Change of Control” of the Company, Mr. Canfield is terminated or resigns under certain circumstances, he will be entitled to (i) a lump-sum cash payment equal to $1 less than three times an amount equal to the average annual compensation received by

Mr. Canfield from the Company reported on his Form W-2 for the five calendar years preceding the calendar year of the Change of Control and (ii) the continuation of certain health insurance benefits for a three-year period. Additionally, the Company has agreed to make certain “gross-up” payments in the event any excise taxes are imposed pursuant to Code Section 4999, related to the amended employment agreement.

The term “Change of Control”, as used in Mr. Canfield’s agreement, shall mean a change of control of a nature that would be required to be reported in a Current Report on Form 8-K, as in effect on the date of the agreement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or any comparable successor provisions. Without limiting the foregoing, a “Change of Control” shall also include, without limitation, (i) the purchase or other acquisition by any person or group of beneficial ownership of 25% or more of either the then outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote in the election of directors, (ii) when individuals who, as of the date of the employment agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least two-thirds of the Board, provided that generally persons who are approved by the incumbent Board will be deemed a member thereof, and (iii) approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of our assets.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes our equity information as of December 31, 2009. Information is included for equity compensation plans approved by Equifax shareholders and equity compensation plans not approved by our shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,821,598(3)	$30.35	13,483,099(4)
Equity compensation plans not approved by security holders	1,023,015	$19.15	—
Total	6,844,613	$28.68	13,483,099

(1)	This column does not reflect options assumed in acquisitions when the plans governing the options will not be used for future awards.

(2)	This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 1 of this table.

(3)	Represents options to purchase shares under the 2008 Omnibus Incentive Plan.

(4)	Represents shares available for future issuance under the 2008 Omnibus Incentive Plan. This number includes approximately 5,617,957 shares that are available for issuance pursuant to grants of full-value stock awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equifax has adopted specific policies and procedures regarding our Board of Directors review and approval or ratification of certain transactions between Equifax and its directors, executive officers and others. See the discussion under the caption “Review of Related-Person Transactions” on page 8.

Citrix Systems, Inc.    Mark B. Templeton, a director of Equifax, is also President and Chief Executive Officer of Citrix Systems, Inc. In 2009, Equifax paid approximately $139,530 to Citrix for renewal of Citrix software subscriptions.

In making the determination that this relationship is not material and does not prevent Mr. Templeton from being an independent director of Equifax, the Board took into account the fact that the fees paid to Citrix are comparable to those paid to other firms for similar services and that the amount of fees paid to Citrix is insignificant to both Equifax and Citrix.

Thomson Reuters.    Robert D. Daleo, a director of Equifax, is also Executive Vice President and Chief Financial Officer of Thomson Reuters, which provides certain financial market data to Equifax. In 2009, Equifax paid approximately $193,747 to Thomson Reuters for these services. In making the determination that this relationship is not material and does not prevent Mr. Daleo from being an independent director of Equifax, the Board took into account the fact that the fees paid to Thomson Reuters are comparable to those paid to other firms for similar services and that the amount of fees paid to Thomson Reuters is insignificant to both Equifax and Thomson Reuters.

William W. Canfield Family Trust.    The Compensation Committee in 2008 approved the release of the Company’s rights under collateral assignments on two “split dollar” life insurance arrangements that TALX had in place for a number of years on the life of William W. Canfield, a director and executive officer of Equifax, and the transfer of a “key-man” life insurance policy to Mr. Canfield’s family trust. The value of the “key-man” policy on its transfer to Mr. Canfield ($68,900) has been included in his income for 2008 and is reflected in the Summary Compensation Table on page 36. The “split-dollar” policies were not believed to provide any cash value benefits to the Company, as the annual premiums paid were relatively small. Subsequently, after further review by Equifax of the specific terms of these policies and new information regarding the face amount, annual premiums and other pertinent information, the Company determined that there was a buildup of value over time of approximately $280,000 in these policies. Mr. Canfield’s family trust repaid these amounts to the Company in September 2008.

The Company continues to pay the annual premiums on the “split-dollar” policies described above (and certain other life insurance covering Mr. Canfield) and these premium amounts ($46,154 in 2009) are included in his income each year and grossed-up for taxes. Mr. Canfield is solely responsible for the premiums on the “key-man” policy.

James W. Canfield.    Mr. James W. Canfield, son of Mr. William W. Canfield, an executive officer and director of Equifax, is employed by our TALX business unit. Mr. James W. Canfield is employed by TALX in a non-executive position as Senior Director of Employee Services, has a current annual salary of $139,732 and received a bonus of $50,527 for 2009, based on achievement of corporate goals, and was granted 1,000 restricted stock units and 2,500 nonqualified stock options. Mr. Canfield is also eligible annually for a long-term incentive award. Both the bonus and long-term incentive awards are granted under standard corporate compensation plans. Mr. Canfield’s compensation is similar to that paid for comparable positions at the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Equifax’s directors and executive officers to file initial reports of their ownership of Equifax’s equity securities and reports of changes in such ownership with the SEC and the NYSE. Equifax assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that for 2009, alI of its directors and executive officers were in compliance with the disclosure requirements of Section 16(a), except that reports on Form 4 on behalf of J. Dann Adams, Steven P. Ely, Rodolfo O. Ploder, Michael S. Shannon, Paul J. Springman and Robert J. Webb related to the vesting of certain restricted stock units were inadvertently filed three days late, and the sale of 3,597 shares by Michael S. Shannon on November 9, 2009 should have been reported on November 11, 2009 but inadvertently was not filed until February 4, 2010, when the transaction was reported on an annual Form 5 report.

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2011 ANNUAL MEETING

Any proposal that a shareholder wishes to submit for inclusion in Equifax’s proxy materials for the 2011 Annual Meeting pursuant to SEC Rule 14a-8 must be received by Equifax not later than November 24, 2010. Notice of any other proposal or director nomination that a shareholder wishes to propose for consideration at the 2011 Annual Meeting pursuant to Equifax’s Bylaws must be delivered to Equifax not later than November 24, 2010. Such other proposal or director nomination also must satisfy the information and other requirements specified in our Bylaws which are available at www.equifax.com/about equifax/corporate governance/en us. Any shareholder proposal or director nomination submitted to Equifax in connection with the 2011 Annual Meeting should be addressed to: Corporate Secretary, Equifax Inc., 1550 Peachtree St. NW, Atlanta, Georgia 30309.

Appendix A

EQUIFAX INC.

Guidelines for Determining the Independence of Directors

The Board of Directors of Equifax Inc. (“Equifax”) believes that a majority of its members should be independent non-employee directors. The Board annually reviews all commercial and charitable relationships that directors may have with Equifax to determine whether our directors are, in fact, independent. To assist it in determining director independence, the Board has established the following guidelines that are consistent with the current listing standards of the New York Stock Exchange:

•	A director will not be considered independent if, within the preceding three years,

-	the director was an employee of, or an immediate family member of the director was an executive officer of, Equifax;

-

the director, or an immediate family member of the director, has received during any 12-month period more than $120,000 in direct compensation from Equifax, other than director and committee fees and pension or other forms of deferred compensation for prior service to Equifax (provided such compensation is not contingent in any way on continued service);

-

the director, or an immediate family member of the director, is or was employed as an executive officer of another company where any of Equifax’s present executive officers at the same time serves or served on that company’s Compensation Committee; or

-

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equifax for property or services in an amount which exceeds or exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

A director will not be considered independent if (i) the director is a current partner or employee of the firm that is Equifax’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Equifax’s audit within that time.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

-

a director is an executive officer of another company which is indebted to Equifax, or to which Equifax is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

-

a director serves as an officer, director or trustee of a charitable organization and the charitable contributions of Equifax or the Equifax Foundation to such organization are less than the greater of (i) $100,000 or (ii) two percent of the organization’s total annual charitable receipts (Equifax or Equifax Foundation automatic matching of employee charitable contributions will not be included in the amount of Equifax or Equifax Foundation contributions for this purpose); and

-

a director is an executive officer of another company that does business with Equifax and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

•

For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. Equifax will explain in its proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

•

Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to Equifax).

[As amended February 6, 2009]

A-1

Equifax is a registered trademark of Equifax Inc. Copyright© 2009, Equifax Inc. Atlanta, Georgia All rights reserved. Printed in U.S.A.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. Eastern Daylight Time on May 6, 2010. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the annual meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 P.M., Eastern Daylight Time, on May 6, 2010 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

M21855-P90418- Z51924

EQUIFAX INC. Annual Meeting of Shareholders May 7, 2010, at 9:30 a.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of the four director nominees, each for a one-year term, in Item 1, and “For” ratification of the appointment of Ernst & Young LLP as Equifax’s principal independent registered public accounting firm for 2010, and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints L. Phillip Humann, Siri S. Marshall and Richard F. Smith, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Friday, May 7, 2010, at 9:30 a.m. Eastern Daylight Time at Equifax’s principal executive offices located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 6, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 6, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET or TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M21854-P90418-Z51924	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EQUIFAX INC.
The Board of Directors recommends that you vote “FOR” each of the following nominees for a one-year term.
1. Election of Directors:
Nominees:	For	Against	Abstain
1a. Robert D. Daleo	☐	☐	☐
1b. Walter W. Driver, Jr.	☐	☐	☐
1c. L. Phillip Humann	☐	☐	☐
1d. Mark B. Templeton	☐	☐	☐
The Board of Directors recommends a vote “FOR” item 2.				For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as Equifax’s principal independent registered public accounting firm for 2010.				☐	☐	☐
The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information
Meeting Type: Annual
For holders as of: March 2, 2010
Date: May 7, 2010 Time: 9:30 a.m. Eastern Daylight Time
Location: Equifax Inc.
1550 Peachtree Street, N.W. Atlanta, GA 30309

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT        ANNUAL REPORT

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:             www.proxyvote.com

2) BY TELEPHONE:        1-800-579-1639

3) BY E-MAIL*:                sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 23, 2010 to facilitate timely delivery.

— How To Vote — Please Choose One of The Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends that you vote “FOR” each of the following nominees for a one-year term.
1.	Election of Directors:

Nominees:

1a. Robert D. Daleo

1b. Walter W. Driver, Jr.

1c. L. Phillip Humann

1d. Mark B. Templeton

The Board of Directors recommends that you vote “FOR” item 2.
2.	To ratify the appointment of Ernst & Young LLP as Equifax’s principal independent registered public accounting firm for 2010.
Note: Such other business as may properly come before the meeting or any adjournment thereof.